SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

The Charles Schwab Corporation

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

charles SCHWAB

CORPORATION

2020

Proxy Statement

corporation2020proxystatement

March 31, 2020

Dear Fellow Stockholders,

We cordially invite you to attend our 2020 Annual Meeting of Stockholders to be held on Tuesday, May 12, 2020, at 1:30 p.m. Pacific Time. The annual meeting will be held via the internet at www.schwabevents.com/corporation. Please follow the registration instructions as outlined in this proxy statement to attend the meeting virtually via the internet.

We extend our sincerest thanks to Stephen T. McLin, who will retire as a director at the annual meeting following 32 years of service to our board. We appreciate Mr. McLin’s longstanding and distinguished contributions to the company throughout its history, exemplified by his effective guidance and leadership.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2019 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

i

PROXY SUMMARY

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 12, 2020
Time:	1:30 p.m., Pacific Time
Location:	www.schwabevents.com/corporation
Record Date:	March 16, 2020
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 1.

VOTING PROPOSALS

	Board Recommendation	Page
Election of Directors
William S. Haraf	For	17
Frank C. Herringer	For	18
Roger O. Walther	For	23
Ratification of Independent Auditors	For	28
Advisory Approval of Named Executive Officer Compensation	For	31
Approval of 2013 Stock Incentive Plan as Amended and Restated	For	61
Approval of Amended and Restated Bylaws to Adopt Proxy Access	For	68
Stockholder Proposal on Annual Disclosure of EEO-1 Data	Against	75
Stockholder Proposal on Lobbying Payments	Against	77

DIRECTOR NOMINEES

We ask that you vote for the election of William S. Haraf, Frank C. Herringer, and Roger O. Walther. The following table provides summary information on these nominees. Complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees
William S. Haraf	71	2015	Former Special Advisor, Promontory Financial Group	Financial services industry and regulatory experience	X	Audit Risk

Frank C. Herringer	77	1996	Retired Chairman and Chief Executive Officer, Transamerica Corporation	Public company knowledge and leadership experience	X	Compensation Nominating

Roger O. Walther	84	1989	Chairman and Chief Executive Officer, Tusker Corporation	Public company knowledge, leadership and financial services industry experience	X	Compensation

INDEPENDENT AUDITORS

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2020 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2019	2018
	(amounts in millions)
Audit Fees	$8.1	$7.6

Audit-Related Fees	4.1	3.7

Tax Fees	—	—

All Other Fees	—	—

Total	$12.2	$11.3

EXECUTIVE COMPENSATION

We ask that you approve, on an advisory basis, the compensation of our named executive officers. The named executive officers are those executive officers listed in the Summary Compensation Table. The advisory approval of named executive officer compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2019 Executive Compensation Highlights

In 2019, our management team continued to execute on its strategy of helping our clients – individual investors and the people and institutions who serve them – by placing their perspectives, needs, and desires at the forefront. This “Through Clients’ Eyes” strategy, combined with ongoing expense discipline, aided us in producing record core net new assets of $211.7 billion, total client assets of $4.04 trillion, and a record pre-tax profit margin of 45.2%. Earnings per share (EPS) was $2.67 (up 9% over the prior year), and return on common equity (ROCE) was 19% for the second consecutive year.

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of 2019 compensation included:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewed annually	• Attract, motivate and retain executives

Annual Incentives	• Cash	• Subject to satisfaction of performance criteria	• Attract, motivate and retain executives • Reward executives for individual performance • Link pay with company financial performance

Long-term Incentives	• Performance-based restricted stock units	• Restricted stock units with cliff-vesting based on a three-year performance period, subject to satisfaction of performance criteria	• Attract, motivate and retain executives • Reward executives for individual performance

	• Stock options	• Stock options generally vest 25% per year and have a ten-year term	• Link pay with company financial performance • Align with long-term interests of stockholders

Given the company’s financial performance in 2019, the Compensation Committee approved funding at 98.17% of the target award for the named executive officers for annual cash incentives. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2019 was based on ROCE divided by cost of equity capital (COE) to align the executives’ incentives with the long-term interests of stockholders. The PBRSUs have cliff-vesting based on a three-year performance period.

Summary compensation information for the named executive officers is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission (SEC) rules, and the amount that the executive actually receives may vary substantially from what is reported in the equity columns of the table.

2019 SUMMARY COMPENSATION

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	1,300,000	5,000,000	5,000,000	4,785,787	15,354	16,101,141

Peter B. Crawford Executive Vice President and Chief Financial Officer	516,667	625,000	625,000	887,620	14,774	2,669,061

Charles R. Schwab Chairman	700,000	1,850,000	1,850,000	1,717,975	14,482	6,132,457

Joseph R. Martinetto Senior Executive Vice President and Chief Operating Officer	700,000	1,625,000	1,625,000	1,443,099	15,023	5,408,122

Jonathan M. Craig Senior Executive Vice President	633,333	1,075,000	1,075,000	1,243,486	14,857	4,041,676

2013 STOCK INCENTIVE PLAN AS AMENDED AND RESTATED

We ask that you approve amendments to the 2013 Stock Incentive Plan that would, among other things, increase the annual non-employee director equity awards by $25,000 and change the awards granted to 40% stock options and 60% restricted stock units from 50% stock options and 50% restricted stock units.

AMENDED AND RESTATED BYLAWS TO ADOPT PROXY ACCESS

Proxy access allows eligible stockholders who comply with the requirements set forth in the company’s bylaws to include their own nominees for directors in the company’s proxy materials along with the candidates nominated by the board. We approved amended and restated bylaws to implement proxy access, subject to stockholder approval at the 2020 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS

There are stockholder proposals to vote on that are described in the proxy statement.

v

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 12, 2020

Time:	1:30 p.m., Pacific Time

Location:	www.schwabevents.com/corporation

Agenda:	• elect three directors for three-year terms,

•  vote to ratify the selection of independent auditors,

•  vote for the approval, on an advisory basis, of compensation of named executive officers,

•  vote for the approval of the 2013 Stock Incentive Plan, as amended and restated,

•  vote for the approval of Amended and Restated Bylaws to adopt proxy access,

•  vote on two stockholder proposals, if properly presented, and

•  consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 16, 2020 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 211 Main Street, San Francisco, California 94105.

By Order of the Board of Directors,

PETER J. MORGAN III
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 12, 2020. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at

www.aboutschwab.com.

PROXY STATEMENT

The Board of Directors of The Charles Schwab Corporation (the company) is making the solicitation for proxies to be voted at the 2020 Annual Meeting of Stockholders to be held on May 12, 2020 (the annual meeting) and is sending these proxy materials to you on or about March 31, 2020. Stockholders who owned the company’s common stock at the close of business on March 16, 2020 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,287,275,802 shares of common stock outstanding on March 16, 2020.

VOTING YOUR SHARES

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. You may vote by internet, telephone or mail in advance of the meeting by following the instructions on your proxy card or voting instruction form.

If you do not vote in advance and plan to submit your vote at the virtual annual meeting, you will need a legal proxy to vote your shares if your shares are held in “street name” (e.g., through a bank or broker). You may obtain a legal proxy from your bank or broker. Please send your legal proxy to our transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com. If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares at the virtual annual meeting.

ATTENDING THE ANNUAL MEETING

You must register in advance to attend the annual meeting virtually via the internet. To register, please go to:

www.schwabevents.com/corporation.

You will be asked to provide your name, mailing address, email address and proof that you own Schwab shares (such as the Schwab account number in which you hold the shares, or the name of the broker and number of shares that you hold in an account outside of Schwab).

If you register in advance to attend the virtual annual meeting, we will email you information on how to access the area of www.schwabevents.com where you will be able to submit questions and vote. While you may watch the webcast without registering in advance, you will not be able to access the area of the website where you can ask questions and vote.

CORPORATE GOVERNANCE

THE COMPANY

The Charles Schwab Corporation is a savings and loan holding company that engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2019, the company had $4.04 trillion in client assets, 12.3 million active brokerage accounts, 1.7 million corporate retirement plan participants, and 1.4 million banking accounts.

The company was founded on the belief that all Americans deserve access to a better investing experience. Although much has changed in the intervening years, our purpose remains clear – to champion every client’s goals with passion and integrity. Guided by this purpose and our vision of creating the most trusted leader in investment services, management has adopted a strategy described as “Through Clients’ Eyes.”

THE BOARD OF DIRECTORS

The board is committed to the company’s vision of being the most trusted leader in investment services. The board has the responsibility to hold management accountable for carrying out the company’s daily operations consistent with its strategic vision while navigating changes in the financial services industry, effectively managing risks, and responding to competitive pressures, new technologies, and an evolving regulatory environment.

Our practices to maintain board effectiveness include the following:

BOARD LEADERSHIP

The Chairman of the Board of Directors is Mr. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chairman of the Nominating and Corporate Governance Committee, Mr. Herringer, presides over the executive sessions of non-management directors.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk). Given the role and scope of authority of these committees, and that over 85% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board of Directors leading board discussions, and the Chairman of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we have general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that each of the company’s directors, except Mr. Bettinger and Mr. Schwab, is independent. We have determined that Robert N. Wilson, who retired from the board during 2019, was independent during the time he served on the board in 2019.

In determining independence, the board considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as directors, as disclosed in the section “Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following as part of its determination of independence:

•	Joan T. Dea: The director’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Stephen A. Ellis: The director serves as a director of a technology company that the company’s charitable foundation has engaged.

•

Mark A. Goldfarb: The director serves as a managing partner of a firm that the company has engaged. The director also serves as a member of an advisory council of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	William S. Haraf: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Frank C. Herringer: The director’s spouse serves as a trustee of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Arun Sarin: The director serves as a director of a consulting firm that the company has engaged.

•	Roger O. Walther: The director serves as a committee member of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

BOARD STRUCTURE AND COMMITTEES

The authorized number of directors is currently fourteen and the company has fourteen directors. The board has approved a decrease in the authorized number of directors to thirteen, effective as of Mr. McLin’s retirement at the annual meeting. There are three nominees for election this year and ten directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held eleven meetings in 2019. Each director attended at least 75% of all applicable board and committee meetings during 2019. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2019, thirteen of the fourteen directors attended the annual meeting.

Risk Oversight

As part of its oversight functions, the board is responsible for oversight of risk management at the company. The Risk Committee assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. The Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees incentive compensation risk and reviews the compensation program with respect to the potential impact of risk taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Committees

Each of our four standing committees is chaired by an independent director and composed entirely of independent directors as determined by the board in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. In addition to these standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The board and its committees are currently comprised of the following individuals:

COMMITTEE MEMBERSHIPS

NAME	INDEPENDENT	AC	CC	NCGC	RC

Charles R. Schwab

Walter W. Bettinger II

John K. Adams, Jr.	∎	C			X

Joan T. Dea	∎		X	X

Christopher V. Dodds	∎	X			C

Stephen A. Ellis	∎	X		X

Mark A. Goldfarb	∎	X

William S. Haraf	∎	X			X

Frank C. Herringer	∎		X	C

Stephen T. McLin	∎				X

Charles A. Ruffel	∎				X

Arun Sarin	∎			X	X

Paula A. Sneed	∎		X

Roger O. Walther	∎		C

AC CC	Audit Committee Compensation Committee	NCGC	Nominating and Corporate Governance Committee	RC	Risk Committee	Committee Member X Committee Chair C

AUDIT COMMITTEE

John K. Adams, Jr. (Chair) • Christopher V. Dodds • Stephen A. Ellis • Mark A Goldfarb • William S. Haraf

The Audit Committee held twelve meetings in 2019. None of the directors on the Audit Committee is, or during the past three years, has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. Mr. Adams was appointed Chair of the Audit Committee effective January 1, 2020. Mr. Goldfarb served as Chair of the Audit Committee in 2019. The board has determined that all of the members of the Audit Committee are financially literate in accordance with New York Stock Exchange listing standards and are Audit Committee financial experts in accordance with SEC rules.

Primary responsibilities:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications, independence and performance of the independent auditors,

•	reviews the activities and performance of the internal auditors,

•	reviews processes in place to assess and manage major risk exposures, and

•	reviews compliance with legal and regulatory requirements.

COMPENSATION COMMITTEE

Roger O. Walther (Chair) • Joan T. Dea • Frank C. Herringer • Paula A. Sneed

The Compensation Committee held six meetings in 2019.

Primary responsibilities:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	reviews and determines the compensation of executive officers and other senior officers based on the achievement of performance goals and objectives,

•	reviews and approves compensatory arrangements for executive officers and other senior officers,

•	approves long-term awards for executive officers and other senior officers,

•	reviews and recommends incentive compensation plans for executive officers and all equity plans, and

•	oversees risk management of incentive compensation practices.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Frank C. Herringer (Chair) • Joan T. Dea • Stephen A. Ellis • Arun Sarin

The Nominating and Corporate Governance Committee held four meetings in 2019.

Primary responsibilities:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each standing committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

RISK COMMITTEE

Christopher V. Dodds (Chair) • John K. Adams, Jr. • William S. Haraf • Stephen T. McLin

Charles A. Ruffel • Arun Sarin

The Risk Committee held five meetings in 2019.

Primary responsibilities:

•

reviews the company’s overall risk governance and approves the enterprise-wide risk management framework to identify, measure, monitor and control the major types of risk posed by the business of the company,

•	reviews the performance and activities of the company’s independent risk management function,

•	reviews capital and liquidity planning and the assessment of capital adequacy, and

•

reviews and approves key policies with respect to oversight of specific risks, including capital, compliance, credit, liquidity, market, model, third-party, interest rate, information security, data governance, reputational, strategic, and operational risk.

Each standing committee has a written charter. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF211MN-08

211 Main Street

San Francisco, California 94105

(415) 667-9979

BOARD QUALIFICATIONS AND COMPOSITION

The Nominating and Corporate Governance Committee regularly assesses the board’s composition in light of our business operations, strategic direction and risk profile to assure appropriate succession, and our Corporate Governance Guidelines provide that the board should be composed of directors who have the qualifications necessary for effective service as determined in this assessment.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge of and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience commensurate with the size, complexity and risk profile of the company, and

•	the willingness and ability to devote adequate time to the company’s business.

The Nominating and Corporate Governance Committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience, including the need for financial, business, academic, public sector and other expertise on the board or board committees,

•	diversity of background, including race, ethnicity and gender, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Diversity

The Nominating and Corporate Governance Committee considers the qualifications and experience represented on the board when identifying director nominees and assessing the composition of the board. The board recognizes that a variety of viewpoints is vital to effective decision-making, constructive dialogue, and a healthy boardroom culture. As discussed in the “Director Qualifications” section above, the board’s evaluation encompasses the diversity of experience and background of directors. This consideration includes diversity of skill sets and experience as well as background, including race, ethnicity and gender.

The Nominating and Corporate Governance Committee considers these qualifications and regularly assesses the overall effectiveness of the board in maintaining a balance of perspectives important to the company’s business.

Skills and Competencies

Set forth below are some of the experience, skills and competencies that the Nominating and Corporate Governance Committee views as important for the board as a whole to possess in light of the board’s areas of oversight of management. For simplicity, each qualification is assigned to one category of oversight, even though some qualifications may pertain to multiple areas.

Board Oversight of Management	Related Qualifications and Experience
Carrying out the company’s daily operations consistent with its strategic vision	• Financial Services • Banking • Asset Management • Brokerage/Investment Banking • Business Operations

Navigating changes in the financial services industry and responding to competitive pressures and new technologies	• Strategic Planning • Information Technology/Cybersecurity • Marketing • Academia

Overseeing the integrity of the company’s financial statements and financial reporting process	• Finance • Accounting • Public Company Executive Experience • Public Company Board Experience

Ensuring compliance with legal and regulatory requirements	• Regulatory • Government Service • International Business

Implementing the board’s approved risk tolerance, maintaining the company’s risk management and control program, and operating the company’s business in a safe and sound manner	• Risk Management

The following matrix highlights the qualifications and skills represented on the board:

John K. Adams, Jr. Walter W. Bettinger II Joan T. Dea Christopher V. Dodds Stephen A. Ellis Mark A. Goldfarb William S. Haraf Frank C. Herringer Charles A. Ruffel Arun Sarin Charles R. Schwab Paula A. Sneed Roger O. Walther Qualifications and Experience Public Company Executive Experience Public Company Board Experience Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Information Technology/Cybersecurity Marketing Regulatory Accounting Risk Management Government Service International Business Academia Additional Qualifications and Information Audit Committee Financial Expert Other Current Public Boards 3 1 Board Tenure and Age Tenure 5 12 3 6 8 8 5 24 2 11 34 18 31 Age 64 59 56 60 57 68 71 77 64 65 82 72 84

Succession Planning and Refreshment

The board views the annual nomination process conducted by the Nominating and Corporate Governance Committee, including its review of the skills and competencies represented on the board, and the self-assessment process as critical elements in planning for board succession. In addition, the chair of the Nominating and Corporate Governance Committee discusses with each board member his or her perspective on succession planning, including overall size and composition, tenure, and the effectiveness of the board and board committees. The chair of the Nominating and Corporate Governance Committee also speaks with the chairs of the Audit Committee, Compensation Committee and Risk Committee about any particular succession issues that may affect their committees. As part of the succession planning process, the Nominating and Corporate Governance Committee considers the contributions made by directors with deep knowledge and experience with the company and its business through continued service over the years, as well as the need to refresh the board with new insights and perspectives.

As part of board succession planning, the Nominating and Corporate Governance Committee will plan for anticipated vacancies and the timing thereof, including those due to directors’ plans for retirement or expected changes in status. The Nominating and Corporate Governance Committee will evaluate potential needs for skills and experience due to anticipated departures.

Board and Committee Evaluations

The Nominating and Corporate Governance Committee leads the board in its annual self-evaluation of the performance of the board and its committees to determine whether they are functioning effectively. The charters of each committee require an annual performance evaluation. Committee self-evaluations are conducted by the chair of each committee and are reported to the full board by the respective chairs. The chair of the Nominating and Corporate Governance Committee reviews any issues arising from the committee self-evaluations with the chairs of the other board committees. The chair of the Nominating and Corporate Governance Committee also discusses the results of the board self-evaluation with the full board. The respective committee or the full board, as appropriate, will take such steps as are necessary or advisable to address weaknesses or deficiencies identified as part of the performance evaluation process.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	William S. Haraf

•	Frank C. Herringer

•	Roger O. Walther

Each nominee has consented to serve a three-year term and is presently a director of the company. Biographical information about each of the company’s directors and nominees is contained in the following section.

MEMBERS OF THE BOARD OF DIRECTORS

Director since 2015 Age at Annual Meeting: 64 Independent Director Committees Audit Risk

John K. Adams, Jr.

Mr. Adams served as managing director in the Financial Institutions Group at UBS Investment Bank, a financial services firm, from 2002 until 2013. Prior to joining UBS, Mr. Adams was with Credit Suisse’s Financial Institutions Group from 1985 until 2002. He has served as a member of the Board of Directors of Charles Schwab Bank since 2015. He served as a member of the Board of Directors of Navient Corporation from 2014 to 2018. Mr. Adams’ term expires in 2022.

Mr. Adams has significant experience with respect to the financial services industry, investment banking, capital markets and mergers and acquisitions, having served as head of UBS’ North American banks practice and in Credit Suisse’s Financial Institutions Group.

	Career Experience UBS Investment Bank Managing Director (2002-2013) Credit Suisse Financial Institutions Group (1985-2002)	Qualifications Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory

Director since 2008 Age at Annual Meeting 59

Walter W. Bettinger II

Mr. Bettinger has served as President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also serves as a member of the Board of Directors of Charles Schwab Bank and Charles Schwab & Co., Inc., subsidiaries of the company, and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Schwab Strategic Trust, all registered investment companies and affiliates of the company. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004 and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger’s term expires in 2021.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing and operations for over 35 years. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

Career Experience

The Charles Schwab Corporation

President and Chief Executive

Officer (2008-present)

President and Chief Operating

Officer (2007-2008)

Multiple Executive Vice President

positions (2000-2007)

Qualifications

Public Company Executive

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

Director since 2017 Age at Annual Meeting: 56 Independent Director Committees Compensation Nominating and Corporate Governance

Joan T. Dea

Ms. Dea is the founder of Beckwith Investments, a private investment and consulting firm, and has served as managing director since 2008. She served on the Executive Committee of BMO Financial Group from 2003 to 2008, most recently as Executive Vice President, Strategic Management and Corporate Marketing. She was previously a partner and director at Boston Consulting Group from 1994 to 2003, where she was a leader in the global financial services practice. She has served as a member of the Board of Directors of Charles Schwab Bank since 2011 and Cineplex Inc. since 2006. She served as a member of the Board of Directors of Performance Sports Group from 2015 to 2017 and Torstar Corporation from 2009 to 2015. Ms. Dea’s term expires in 2021.

Ms. Dea brings public company, leadership, strategy, governance and financial services experience to the board, having served in a variety of executive leadership positions at BMO Financial Group and Boston Consulting Group.

	Career Experience Beckwith Investments Managing Director (2008-present) BMO Financial Group Executive Committee (2003-2008) Boston Consulting Group Partner and Director (1994-2003)	Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Marketing International Business

Director since 2014 Age at Annual Meeting: 60 Independent Director Committees Audit Risk

Christopher V. Dodds

Mr. Dodds has served as a senior advisor at The Cynosure Group, a private equity firm, since 2018. He served as a senior advisor at The Carlyle Group, a private equity firm, from 2008 to 2018. From 1986 to 2007, Mr. Dodds held several key positions at The Charles Schwab Corporation, including Executive Vice President and Chief Financial Officer. He has served as a member of the Board of Directors of Charles Schwab Bank since 2007. He served as a member of the Board of Directors of Investment Technology Group, Inc. from 2008 to 2015. Mr. Dodds’ term expires in 2021.

Mr. Dodds brings leadership skills, knowledge of the financial services industry, and financial and accounting experience to the board. He has deep knowledge of the company and its business, having served as its Chief Financial Officer from 1999 until 2007, and as a director of Charles Schwab Bank since 2007.

	Career Experience The Cynosure Group Senior Advisor (2018-present) The Carlyle Group Senior Advisor (2008-2018) The Charles Schwab Corporation Chief Financial Officer (1999-2007)	Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Accounting Risk Management

Director since 2012 Age at Annual Meeting: 57 Independent Director Committees Audit Nominating and Corporate Governance

Stephen A. Ellis

Mr. Ellis is a managing partner at TPG, a private equity and alternative investment firm. Prior to joining TPG in 2015, Mr. Ellis served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, from 2012 through 2014. Prior to Asurion, Mr. Ellis served as worldwide managing director of Bain & Company, a management consulting firm, from 2005 until 2012, and as managing partner for Bain’s West Coast offices from 1999 through 2004. Mr. Ellis joined Bain in 1993. Mr. Ellis served as a member of the Board of Directors of e.l.f. Beauty, Inc. in 2019. Mr. Ellis’ term expires in 2022.

Mr. Ellis brings leadership and management skills, investment expertise and experience in global management consulting to the board, having served as worldwide managing director of Bain & Company, Chief Executive Officer of Asurion, LLC, and as a managing partner at TPG.

	Career Experience TPG Managing Partner (2015-present) Asurion, LLC Chief Executive Officer (2012-2014) Bain & Company Worldwide Managing Director (2005-2012)	Qualifications Public Company Board Financial Services Asset Management Strategic Planning Finance Business Operations International Business Academia

Director since 2012 Age at Annual Meeting: 68 Independent Director Committees Audit

Mark A. Goldfarb

Mr. Goldfarb has served as managing partner of BDO USA, LLP, an accounting and consulting firm, since January 2015. He was a founder of SS&G, Inc., an accounting and business consulting firm, and served as managing partner of SS&G from 1987 until 2012, and as senior managing director of SS&G from 2012 until January 2015, at which time SS&G merged with BDO USA, LLP. Mr. Goldfarb served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012. He is also a past president of Cascade Capital Corporation. Mr. Goldfarb’s term expires in 2021.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and senior managing director of SS&G and a managing partner with BDO USA, LLP.

	Career Experience BDO USA, LLP Managing Partner (2015-present) SS&G, Inc. Senior Managing Director (2012-2015) Managing Partner (1987-2012)	Qualifications Financial Services Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Marketing Accounting Risk Management

Director since 2015 Age at Annual Meeting: 71 Independent Director Committees Audit Risk

William S. Haraf

Mr. Haraf served as a special advisor for Promontory Financial Group, a financial consulting firm, from 2014 to 2019. He was a managing director of Promontory Financial Group from 2012 until 2014. From 2008 until 2012, he served as Commissioner of the California Department of Financial Institutions. Mr. Haraf served as a member of the Financial Stability Oversight Council from 2010 until 2012, as managing director of Banc of America Securities from 1999 until 2003 and as Senior Vice President of Strategic Policy Development and Planning at Bank of America from 1994 until 1999. He has served as a member of the Board of Directors of Charles Schwab Bank since 2015. Mr. Haraf is a nominee for election this year.

Mr. Haraf brings substantial financial services and regulatory experience to the board, having served as managing director of Promontory Financial Group, Commissioner of the California Department of Financial Institutions and a member of the Financial Stability Oversight Council.

	Career Experience Promontory Financial Group Special Advisor (2014-2019) Managing Director (2012-2014) California Department of Financial Institutions Commissioner (2008-2012)	Qualifications Public Company Executive Financial Services Banking Brokerage/Investment Banking Strategic Planning Regulatory Accounting Risk Management Government Service Academia

Director since 1996 Age at Annual Meeting: 77 Independent Director Committees Compensation Nominating and Corporate Governance

Frank C. Herringer

Mr. Herringer is the retired Chairman of the Board and Chief Executive Officer of Transamerica Corporation, a financial services company. He served as Chairman of the Board of Transamerica from 1996 until 2015, Chief Executive Officer from 1991 until 1999 and President from 1986 until 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer served as a member of the Board of Directors of Transamerica Corporation from 1986 to 2018. Mr. Herringer served as a member of the Boards of Directors of Amgen Inc. from 2004 to 2019, Cardax Pharmaceuticals, Inc. from 2006 to 2015 and Safeway, Inc. from 2008 to 2015. Mr. Herringer is a nominee for election this year.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contributes to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

	Career Experience Transamerica Corporation Chairman of the Board (1996-2015) Chief Executive Officer (1991-1999)	Qualifications Public Company Executive Public Company Board Financial Services Strategic Planning Finance Regulatory Risk Management Government Service

Director since 2018 Age at Annual Meeting: 64 Independent Director Committees Risk

Charles A. Ruffel

Mr. Ruffel is the founder and managing partner of Kudu Investment Management, LLC, a private equity firm. He served as Chief Executive Officer and managing partner of Kudu Advisors, LLC, an investment banking company, from 2009 to 2015. He was the founder and Chief Executive Officer of Asset International, Inc., an information provider in the field of asset management, retirement, and bank services, from 1989 to 2010. He served as a trustee of Schwab Strategic Trust from 2009 to 2018 and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust from 2015 to 2018. He has served as a member of the Board of Directors of Charles Schwab Bank since 2018. Mr. Ruffel served as a member of the Board of Directors of Aspire Financial Services, LLC, a financial services and retirement planning company, from 2012 to 2019. He served as a member of the Board of Directors of Case Interactive Media, Inc., a financial media business, from 2010 to 2014. Mr. Ruffel’s term expires in 2021.

Mr. Ruffel brings financial and leadership experience to the board, having served as Chief Executive Officer of Kudu Advisors, LLC and Asset International, Inc. He brings insight to the board from his service as a trustee of numerous asset management funds of the company.

	Career Experience Kudu Investment Management, LLC Managing Partner (2015-present) Kudu Advisors, LLC Managing Partner (2009-2015) Asset International, Inc. Chief Executive Officer (1998-2010)	Qualifications Asset Management Brokerage/Investment Banking Strategic Planning Business Operations Information Technology/Cybersecurity Marketing Risk Management International Business

Director since 2009 Age at Annual Meeting: 65 Independent Director Committees Nominating and Corporate Governance Risk

Arun Sarin

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2002 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until 2009. Mr. Sarin has served as a member of the Boards of Directors of Cisco Systems, Inc., a networking and communications technology company, since 2009 and Accenture PLC, a consulting and information technology services company, since 2015. He has served as Chairman of the Board of Directors of Cerence Inc., an automotive software company, since 2019. He served as a member of the Board of Directors of Blackhawk Network Holdings, Inc. from 2009 to 2018 and Safeway, Inc. from 2009 to 2015. Mr. Sarin’s term expires in 2022.

Mr. Sarin brings public company knowledge, information technology/cybersecurity experience, and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to the board from his service on other public company boards.

Career Experience Vodafone Group, Plc Chief Executive Officer (2003-2008) Accel-KKR Telecom Chief Executive Officer (2001-2002) Infospace, Inc. Chief Executive Officer (2000-2001)

Qualifications

Public Company Executive

Public Company Board

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

Director since 1986 Age at Annual Meeting: 82

Charles R. Schwab

Mr. Schwab has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971 and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank. Mr. Schwab served as Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios and Laudus Trust, all registered investment companies, through 2015. He served as a director of Yahoo! Inc. from 2014 to 2016. Mr. Schwab’s term expires in 2022.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

Career Experience

The Charles Schwab Corporation

Chairman (1986-present)

Chief Executive Officer (1986-1997;

    2004-2008)

Co-Chief Executive Officer (1998-

    2003)

Charles Schwab & Co. Inc.

Chief Executive Officer (2004-2008)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

International Business

Director since 2002 Age at Annual Meeting: 72 Independent Director Committees Compensation

Paula A. Sneed

Ms. Sneed is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed has served as a member of the Board of Directors of Berry Global Group, Inc., a package manufacturing company, since 2018. She served as a member of the Board of Directors of TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, and telecommunications systems, from 2007 to 2020. She served as a member of the Board of Directors of Airgas, Inc. from 1999 to 2016. Ms. Sneed’s term expires in 2022.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

Career Experience

Phelps Prescott Group, LLC

Chairman and Chief Executive

Officer (2007-present)

Kraft Foods, Inc.

Executive Vice President

(2005-2006)

Senior Vice President (2004-2005)

Kraft Foods North America

Executive Vice President

(2000-2004)

Qualifications Public Company Executive Public Company Board Strategic Planning Business Operations Marketing

Director since 1989 Age at Annual Meeting: 84 Independent Director Committees Compensation

Roger O. Walther

Mr. Walther has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 until 1993. He served as Chairman and a member of the Board of Directors of First Republic Bank from 1985 to 2007. Mr. Walther is a nominee for election this year.

Mr. Walther brings public company knowledge, leadership, and financial services industry experience to the board, having served as Chairman and Chief Executive Officer of Tusker Corporation, Chairman and a director of First Republic Bank, Chief Executive Officer of ELS Educational Services, Inc. and Chief Executive Officer of AIFS, Inc.

Career Experience

Tusker Corporation

Chairman and Chief Executive

Officer (1997-present)

ELS Educational Services, Inc.

Chairman and Chief Executive

Officer (1992-1997)

AIFS, Inc.

President, Chief Executive Officer

(1964-1993)

Qualifications Public Company Executive Public Company Board Banking Strategic Planning Finance Business Operations Marketing International Business

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy requires written stockholder recommendations that include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement.

IDENTIFYING AND EVALUATING CANDIDATES FOR DIRECTOR

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board, as well as director qualifications as determined by the board. The Nominating and Corporate Governance Committee evaluates capabilities valuable to the company’s business and commensurate with the size, complexity and risk profile of the company and, as needed, to bring fresh perspective to the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the Nominating and Corporate Governance Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chairman of the Nominating and Corporate Governance Committee, or the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

DIRECTOR COMPENSATION

Mr. Schwab and Mr. Bettinger, who are employed by the company, receive no additional compensation for their service as directors. In 2019, non-employee directors received the following cash retainers and equity grants:

CASH RETAINERS

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chairs of the Audit Committee and the Risk Committee each received an annual cash retainer of $40,000, and the other members of the Audit Committee and the Risk Committee each received an annual cash retainer of $15,000. The Chair of the Compensation Committee received an annual cash retainer of $30,000, and the other members of the Compensation Committee each received an annual cash retainer of $10,000. The Chair of the Nominating and Corporate Governance

Committee received an annual cash retainer of $25,000, and the other members of the Nominating and Corporate Governance Committee each received an annual cash retainer of $10,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee.

EQUITY GRANTS

Each non-employee director received an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $160,000. Non-employee directors received this equity grant 50% in stock options and 50% in restricted stock units (RSUs).

CHANGES TO DIRECTOR COMPENSATION FOR 2020

On December 11, 2019, the Board of Directors approved a $25,000 increase in the annual equity grants for non-employee directors, subject to stockholder approval at the 2020 Annual Meeting of Stockholders. If the $25,000 increase in the annual equity grants for non-employee directors is approved by stockholders at the 2020 Annual Meeting of Stockholders, each non-employee director would receive an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $185,000. Non-employee directors would receive this equity grant 40% in stock options and 60% in RSUs.

TERMS AND CONDITIONS

Non-employee directors receive the annual grants of options and RSUs on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, a pro-rata amount of cash retainers and equity awards is granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

The annual grants of options and RSUs vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options and RSUs become 100% vested in the event of the non-employee director’s death, disability or retirement.

•

For 2019, the number of RSUs for the 2019 annual grant was determined by dividing 50% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date.

•

For 2019, the number of options for the 2019 annual grant of stock options was determined by dividing 50% of the aggregate value of the annual equity grant by the fair value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (1) the date ten years after the grant date, (2) the date three months after termination of service for any reason other than death, disability or retirement, or (3) the date one year after termination of service because of death or disability.

The company also has stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $400,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and RSUs are counted in determining the threshold under our stock ownership guidelines, but stock options are not.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, either to:

(1) receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2019.

2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)
	Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,5] ($)	Stock Awards[3,5] ($)	Option Awards[4,5] ($)	Total ($)

John K. Adams, Jr.	236,500	—	155,000	80,000	471,500

Joan T. Dea	198,000	—	155,000	80,000	433,000

Christopher V. Dodds	255,500	—	155,000	80,000	490,500

Stephen A. Ellis	62,500	62,500	80,000	80,000	285,000

Mark A. Goldfarb	140,000	—	80,000	80,000	300,000

William S. Haraf	221,500	—	155,000	80,000	456,500

Frank C. Herringer	—	135,000	80,000	80,000	295,000

Stephen T. McLin	78,000	115,000	155,000	80,000	428,000

Charles A. Ruffel	139,396	56,896	155,000	80,000	431,292

Arun Sarin	125,000	—	80,000	80,000	285,000

Paula A. Sneed	110,000	—	80,000	80,000	270,000

Roger O. Walther	130,000	—	80,000	80,000	290,000

Robert N. Wilson[6]	31,250	—	—	—	31,250

(1)	This column shows cash amounts earned for retainers and special meeting fees. For Mr. Adams, Ms. Dea, Mr. Dodds, Mr. Haraf, Mr. McLin, and Mr. Ruffel, the amount in this column includes their cash retainer and meeting fees for service on the Board of Directors of Charles Schwab Bank.

(2)	This column shows the dollar amount of retainers and meeting fees deferred into RSUs or options under the Directors’ Deferred Compensation Plan II. The corresponding RSUs or options were as follows: 6,843 options for Mr. Ellis, 3,300 RSUs for Mr. Herringer, 12,589 options for Mr. McLin, and 6,248 options for Mr. Ruffel.

(3)	The amounts shown in this column represent the grant date fair value of the RSU award. In 2019, non-employee directors who served the full year received an automatic grant of RSUs with a grant date fair value of $80,000. For Mr. Adams, Ms. Dea, Mr. Dodds, Mr. Haraf, Mr. McLin, and Mr. Ruffel, the amount in this column includes an additional grant of RSUs with a grant date fair value of $75,000 for service on the Board of Directors of Charles Schwab Bank.

(4)	The amounts shown in this column represent the grant date fair value of the stock option award. In 2019, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $80,000.

(5)	The following table shows the aggregate number of outstanding stock option and RSU awards held by the non-employee directors as of December 31, 2019. This includes stock options and RSUs acquired under the Directors’ Deferred Compensation Plans.

Name	Stock Option Awards	Restricted Stock Unit Awards

John K. Adams, Jr.	36,589	7,297

Joan T. Dea	14,663	6,497

Christopher V. Dodds	23,030	7,297

Stephen A. Ellis	105,762	11,690

Mark A. Goldfarb	47,813	3,771

William S. Haraf	36,589	7,297

Frank C. Herringer	89,993	130,895

Stephen T. McLin	266,334	39,886

Charles A. Ruffel	17,830	4,158

Arun Sarin	89,993	3,771

Paula A. Sneed	62,158	51,456

Roger O. Walther	73,502	33,891

Robert N. Wilson	39,229	55,851

(6)	Mr. Wilson retired from the board on January 15, 2019.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under SEC rules during 2019.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF

INDEPENDENT AUDITORS

The Audit Committee has the sole authority to hire, retain and terminate the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is directly responsible for oversight of the work of the independent auditors. The Audit Committee oversees fees paid to the independent auditors and pre-approves all audit, internal control-related and permitted non-audit services to be performed by the independent auditors. The Audit Committee evaluates the qualifications, performance and independence of the independent auditors, including the rotation and selection of the lead audit partner and whether it is appropriate to rotate the audit firm itself.

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2020 fiscal year. Deloitte has served in this capacity since the company’s inception. The Audit Committee and the Board of Directors believe that the retention of Deloitte for the 2020 fiscal year is in the best interests of the company and its stockholders. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2019	2018
	(amounts in millions)
Audit Fees[1]	$8.1	$7.6

Audit-Related Fees[2]	4.1	3.7

Tax Fees[3]	—	—

All Other Fees[4]	—	—

Total	$12.2	$11.3

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related fees include assurance and related services, service auditor reports over internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services.

(3)	Tax fees include permitted compliance and advisory services such as tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit and tax return review, preparation and compliance services to certain unconsolidated charitable trusts and foundations. The fees for such services are included in the expenses of the charitable trusts and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $0.2 million in each of 2019 and 2018. These amounts are not included in the expenses of The Charles Schwab Corporation.

NON-AUDIT SERVICES POLICIES AND PROCEDURES

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer, investment advisor, or investment banking services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services or expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The Audit Committee may approve other non-audit services in advance of their performance as part of its review and approval of Deloitte’s audit service plan. In addition, the Audit Committee has pre-approved three separate categories of non-audit services under the policy subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain service auditor reports over internal controls, review of Securities and Exchange Commission filings, consents related to financings that include audited financial statements, merger and acquisition due diligence, audit consultation pertaining to acquisitions or the calculation of gain or loss from dispositions, and employee benefit plan audits), and

•

tax related services (includes tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity).

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In fiscal year 2019, audit-related fees representing a total of 0.06% of Deloitte’s total fees were approved by the Audit Committee pursuant to the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management,

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John K. Adams, Jr., Chairman

Christopher V. Dodds

Stephen A. Ellis

Mark A. Goldfarb

William S. Haraf

PROPOSAL THREE:

ADVISORY APPROVAL OF NAMED

EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of named executive officer compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section describes the company’s executive compensation program, policies and practices and how executive compensation is designed to support the company’s strategic objectives.

Key Business Results

The company’s strategy is to put clients’ perspectives, needs, and desires at the forefront by seeing business “Through Clients’ Eyes.” Because investing plays a fundamental role in building financial security, the company strives to deliver a better investing experience for its clients – individual investors and the people and institutions who serve them – by disrupting longstanding industry practices on their behalf and providing superior service. In pursuing this strategy, the company:

•	Offers a broad range of products and solutions to meet client needs with a focus on transparency, value, and trust,

•	Combines its scale and resources with ongoing expense discipline to keep costs low and ensure that products and solutions are affordable as well as responsive to client needs, and

•	Seeks to maximize its market valuation and stockholder returns over time.

Effective execution of this strategy in 2019 (which included eliminating commissions for stock, exchange-traded funds and options listed on U.S. and Canadian exchanges), bolstered by strength in the equity markets for much of the year, was reflected in key client metrics:

•	Core net new assets of $211.7 billion marked the second consecutive year above $200 billion and a 7% annual organic growth rate.

•	12.3 million active brokerage accounts and 1.4 million banking accounts at year end, up 6% and 7% respectively, over year-end 2018.

•

Total client assets of $4.04 trillion as of December 31, 2019, up 24% from year-end 2018. Of these assets, more than half ($2.11 trillion) were receiving some form of ongoing advisory service, up 23%: consisting of $1.77 trillion under the guidance of an independent advisor and $337 billion enrolled in a retail advisory solution.

Success with clients combined with rising equity markets and ongoing expense discipline in 2019 led to record financial performance:

•	Net revenues of $10.7 billion were up 6% over 2018, and net income of $3.7 billion was also up 6% – both amounts are records for the firm.

•	Pre-tax profit margin of 45.2% was up 20 basis points over the prior year.

•	Earnings per share (EPS) of $2.67 was up 9% over the prior year.

•	Return on common equity (ROCE) was 19% for the second consecutive year.

A more thorough discussion of the company’s business, business strategy and results is provided in the company’s Annual Report on Form 10-K.

Executive Compensation Program

The executive compensation program is intended to support the company’s strategic objectives by:

•	attracting, motivating and retaining talented, highly capable executive officers,

•	rewarding executives for individual performance,

•	linking executive pay with the company’s financial performance, and

•	aligning incentives for executive officers with the interests of the company and its stockholders by linking pay with long-term performance.

The compensation program uses three elements – base salary, annual cash incentives and long-term incentive awards (LTI) – to achieve these objectives. As illustrated by the charts below, the majority of compensation is delivered through variable performance-based incentives: 92% for the Chief Executive Officer and 85% on average for the other Named Executive Officers. This approach maintains a strong link between executive pay and the company’s financial performance, rewards executives only when value has been created for stockholders, and drives long-term performance.

*	Pay mix is based on amounts in the Summary Compensation Table. Annual cash incentive is the amount reported for the Corporate Executive Bonus Plan under Non-Equity Incentive Plan Compensation. Long-term Incentive Awards are amounts reported for Stock Awards and Option Awards.

Key Compensation Decisions

The company’s “Through Clients’ Eyes” strategy is based on the principle that developing trusted relationships will translate into more assets from new and existing clients, ultimately driving more revenue and, along with expense discipline, generating earnings growth and building long-term stockholder value.

The Compensation Committee’s decisions for 2019 aligned with this disciplined focus on financial results. In 2019, the Compensation Committee:

•

Continued to use EPS as the performance criterion for the Corporate Executive Bonus Plan because it measures profitability and focuses executive officers on operating performance and decisions around capital structure.

•	Set the target EPS goal for 100% payout upon achieving the company’s financial plan for 2019 approved by the board.

•	Approved annual cash incentive payouts under the Corporate Executive Bonus Plan of 98.17% of the target set by the Compensation Committee based on the company’s financial performance.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Continued to use ROCE equaling or exceeding COE as the performance goal for the 2019 PBRSUs, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

The Compensation Committee continuously reviews and evaluates the company’s compensation program and policies and considers stockholder views regarding executive compensation. For the 2020 program, the Compensation Committee made decisions that maintain the strong relationship between compensation opportunity and the management team’s success in executing on the business strategy. For 2020, the Compensation Committee:

•	Selected EPS as the performance criterion for the Corporate Executive Bonus Plan and set the target EPS goal for 100% payout upon achieving the company’s financial plan approved by the board.

•	Changed the mix of equity incentives to increase the percentage awarded as PBRSUs from 50% to 60% and decrease the percentage awarded as stock options from 50% to 40%.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Selected the performance criteria of return on tangible common equity (ROTCE) and COE for the PBRSUs because ROTCE reflects the capital position of the company absent the effects of intangible assets and preferred stock.

SUMMARY OF THE EXECUTIVE COMPENSATION PROGRAM

The compensation program uses three key elements: base salary, annual cash incentives and long-term incentives. The table below identifies how each of these elements supports the objectives articulated above.

Objective	Element of Compensation
	Base Salary	Annual Cash Incentives	Long-Term Incentives

Attract, Motivate and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Incentives with Long-term Interests of Stockholders			✓

Performance Metric		EPS measures profitability and reflects the annual impact of operational actions and decisions around capital structure.

PBRSUs: ROCE compared to COE measures earnings on stockholder equity and long-term profitability.

Stock options: reward share price appreciation by delivering compensation only when the stock price appreciates above the exercise price.

COMPENSATION PLANNING AND THE DECISION-MAKING PROCESS

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, and other senior officers, and it reviews and recommends to the Board of Directors compensation for the non-employee directors.

The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also evaluates the performance and compensation of the Chairman. The Compensation Committee also considers:

•

recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Executive Vice President – Human Resources,

•	recommendations from the Chief Financial Officer regarding performance criteria and goals for annual and long-term incentives,

•

advice from the Executive Vice President – Corporate Risk regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives and risk profile, and

•	guidance and advice of its independent compensation consultant, Semler Brossy Consulting Group (Semler Brossy).

While the Compensation Committee considers the information provided by management and its independent compensation consultant, it does not delegate authority to management for executive compensation decisions.

The Compensation Committee’s review of named executive officer compensation in 2019 included consideration of:

•	the company’s performance, the economic environment, market trends, and proposed regulations,

•	a competitive pay analysis of peer companies with data from proxy statements,

•	each executive’s experience, responsibilities, individual performance, and pay relative to internal peers, and

•	reports prepared by the independent compensation consultant and the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation from 2015 to 2018,

•	proposed 2019 total compensation,

•	option exercises, equity vesting amounts, dividend equivalents, 401(k) balances, deferred compensation balances, and other cash compensation (e.g., company match for the 401(k) plan),

•	the value and vesting schedule of outstanding long-term awards, and

•	each component of pay as a percentage of total compensation.

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

The Compensation Committee uses a peer group as a source of market data to assess the competitiveness of compensation and pay practices for executive officers and non-employee directors. The data is not used to set compensation targets. Peers were selected considering the following factors:

•	Quantitative: revenue, market capitalization, and number of employees.

•	Qualitative: business model, geographic coverage, and competition for customers and/or employees.

Because the company has few competitors comparable in terms of business model and geographic coverage, the peer group includes a mix of brokerage firms, banking and asset management companies, and companies that provide custody services and process a significant daily volume of consumer financial transactions. The peer group of 24 companies used for compensation for 2019 was:

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2019, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in the peer group, advise directly on Chief Executive Officer, Chairman and non-employee director compensation, provide competitive assessments of executive compensation, review long-term incentives as well as the long-term incentives used by companies in the peer group, assist with the review and analysis of the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. In 2019, the Compensation Committee reviewed information regarding potential conflicts of interest with Semler Brossy, including: other services it might provide to the company, fees received from the company as a percentage of its total revenue, policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock owned, and any business and/or personal relationships between Semler Brossy consultants and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives and long-term incentives are the key compensation elements for achieving the company’s objectives. The following adjustments were made to base salary, annual cash incentives and long-term incentives of the named executive officers in 2019:

Executive	Compensation Adjustments
	Base Salary $ Increase	Increase in Bonus Target (% of salary)	LTI $ Increase	Reason for Adjustments

Walter W. Bettinger II	—	—	$1,000,000	• To reward and recognize accomplishments as CEO

Peter B. Crawford	$50,000	25%	$250,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Charles R. Schwab	—	—	$250,000	• To reward and recognize accomplishments as Executive Chairman

Joseph R. Martinetto	—	—	$250,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Jonathan M. Craig	$100,000	25%	$500,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Base Salary

Base salaries are established at levels intended to attract, motivate and retain highly capable executive officers. As illustrated by the pay mix charts in the Executive Summary above, executive officers receive a small percentage of their overall compensation in base salary. The Compensation Committee approved the following base salaries effective March 1, 2019:

Executive	2019 Base Salary Effective March 1, 2019

Walter W. Bettinger II	$1,300,000

Peter B. Crawford	$ 525,000

Charles R. Schwab	$ 700,000

Joseph R. Martinetto	$ 700,000

Jonathan M. Craig	$ 650,000

Annual Cash Incentives

Annual cash incentive awards for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2019, the Compensation Committee established the performance criterion, set performance goals and approved a target bonus award, expressed as a percentage of salary, for each named executive officer. In January 2020, the Compensation Committee reviewed performance, certified the achievement of performance goals, and determined bonus awards based on the approved target percentage, which is applied to salary earned during the performance period by each named executive officer. The Compensation Committee approved the following annual incentives for 2019:

Executive	2019 Target Cash Incentive (%)	2019 Target Cash Incentive ($)	2019 Actual Cash Incentive ($)

Walter W. Bettinger II	375%	$4,875,000	$4,785,787

Peter B. Crawford	175%	$ 904,167	$ 887,620

Charles R. Schwab	250%	$1,750,000	$1,717,975

Joseph R. Martinetto	210%	$1,470,000	$1,443,099

Jonathan M. Craig	200%	$1,266,667	$1,243,486

EPS was established as the performance criterion for all named executive officers. The Compensation Committee believes EPS provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and decisions around capital structure. For purposes of the Corporate Executive Bonus Plan, EPS is calculated as fully diluted EPS calculated in accordance with Generally Accepted Accounting Principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criterion was established. EPS goals were summarized in a matrix with potential payouts ranging from 50% to 200% of the target bonus award, with a 100% payout assigned to the EPS goal set by the Compensation Committee based on achieving the company’s financial plan approved by the board. Achieving EPS of less than 50% of the target EPS goal would result in no bonus payment; achieving EPS between 50% and 100% of the target EPS goal would result in a payout of between 50% and 100% of the target bonus award; and achieving EPS of more than the target EPS goal would result in a payout of between 100% and 200% of the target bonus award. The threshold of 50% of target EPS was adopted to establish the minimum level of achievement for a bonus payment, and a cap on bonus payout was set at 200% of the target award. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

In 2019, the target EPS goal was set at $2.73; the maximum payment was 200% of the target bonus award for EPS of $5.46 or higher; and the minimum payment was 50% of the target bonus award for EPS of $1.37. The target EPS goal of $2.73 was set to result in a payout of 100% of the target bonus award for performance in line with the company’s financial plans approved by the board. For 2019, the Compensation Committee approved payouts based on EPS of

$2.68, which excluded charges related to the pending acquisition of the assets of USAA Investment Management Company (USAA Acquisition Expense) and charges related to the pending acquisition of TD Ameritrade Holding Corporation (TDA Acquisition Expense). The share repurchase programs announced in October 2018 and January 2019 were factored into the company’s board-approved financial plans when setting the 2019 EPS target. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile. The Compensation Committee did not apply negative discretion to reduce the cash incentive award for any individual named executive officer and approved funding at 98.17% of target for each of the named executive officers.

Long-Term Incentives

At its January 2019 meeting, the Compensation Committee approved equity awards to be granted on March 1, 2019 for the named executive officers pursuant to the 2013 Stock Incentive Plan. Of the total target equity awards granted, 50% was granted in stock options and 50% was granted in PBRSUs to align the incentives of executives with the long-term interests of stockholders.

The Compensation Committee approved the following equity awards for 2019:

Executive	2019 PBRSUs ($)	2019 Stock Options ($)	2019 Total LTI ($)

Walter W. Bettinger II	$5,000,000	$5,000,000	$10,000,000

Peter B. Crawford	$ 625,000	$ 625,000	$ 1,250,000

Charles R. Schwab	$1,850,000	$1,850,000	$ 3,700,000

Joseph R. Martinetto	$1,625,000	$1,625,000	$ 3,250,000

Jonathan M. Craig	$1,075,000	$1,075,000	$ 2,150,000

Stock Options

The Compensation Committee approved stock options to be granted on March 1, 2019 vesting 25% annually over four years. The stock options provide for accelerated vesting due to a change in control, death or disability, or retirement, and the amounts associated with accelerated vesting are included in the Termination and Change in Control Benefits Table. The stock options also provide for accelerated vesting on awards that would otherwise vest during the severance period following termination under the Charles Schwab Severance Pay Plan (Severance Plan) and the value of awards subject to the accelerated vesting is included in the Termination and Change in Control Benefits Table.

Performance-Based Restricted Stock Units

The Compensation Committee approved PBRSUs with cliff-vesting based on the three-year performance period from January 1, 2019 to December 31, 2021. The main features of the 2019 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2019

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2019 to December 31, 2021

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

The Compensation Committee approved performance goals based on ROCE and COE with potential payouts ranging from 100% to 200% of the target shares granted. Where ROCE divided by COE equals at least one and no more than two, 100% of target shares are paid. Where ROCE divided by COE equals less than one, the target shares are forfeited. Where ROCE divided by COE equals more than two, the target shares are paid out in a range from 100% to 200% of target. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

The Compensation Committee approved performance criteria based on ROCE and COE because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award incents executives to exceed target performance and directly links the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for the performance period, then the award for that performance period will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited.

ROCE is calculated as net income available to common stockholders divided by average common stockholders’ equity, for the performance period, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model (CAP-M), which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset).

In determining whether the performance goals have been met, the Compensation Committee excludes losses from any unusual or non-recurring items, including, but not limited to charges, or costs associated with reorganizations or restructurings, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation, or currency or commodity fluctuations, and the effects of changes in applicable laws, regulations or accounting principles, and any other unusual or non-recurring losses.

The PBRSUs provide for accelerated vesting and payment of target awards due to a change in control, death or disability. The PBRSUs also provide for continued vesting following termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The values of awards subject to these accelerated vesting and continued vesting provisions are included in the Termination and Change in Control Benefits Table.

Vesting of Performance-Based Restricted Stock Units for the Performance Period Ending December 31, 2019

In January 2017, the Compensation Committee approved the grant of performance-based equity awards with cliff-vesting and a three-year performance period ending December 31, 2019, subject to the Compensation Committee certifying achievement of the applicable performance goals. The Compensation Committee chose ROCE compared to COE as the performance criterion for these equity awards, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. Shares are earned at target when ROCE divided by COE equals at least one and no more than two. Shares are earned above target when ROCE divided by COE is greater than two. For PBRSUs vesting based on the three-year performance period ending December 31, 2019, the Compensation Committee determined the performance goal was met and approved payouts based on ROCE of 17.9% and COE of 8.9%, exceeding target performance at 201.4% and resulting in a payout above target at 100.7%. The Compensation Committee determined the achievement of the performance goals excluding 2017 charges related to tax reform and location strategy and a gain related to a tax benefit associated with equity compensation and excluding 2019 charges related to the USAA Acquisition Expense and TDA Acquisition Expense. The share repurchase programs announced in October 2018 and January 2019 were not factored into the Compensation Committee’s determination due to the long-term vesting of the PBRSU awards and the long-term nature of the company’s capital deployment strategy. The share repurchase programs did not have a material impact on the performance results. The Compensation Committee certified the following achievement of performance goals for 2019:

Grant Year	Performance Goal	Performance Period	ROCE	COE	Performance Goal Met	Payout

2017	ROCE greater than or equal to COE	January 1, 2017 to December 31, 2019	17.9%	8.9%	Exceeded	100.7% of Target

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee previously approved certain benefits for Mr. Bettinger, including a car service for commuting purposes, which he has not used, parking, and use of fractionally-owned aircraft consistent with company policies.

For named executive officers, the company:

•	does not provide financial planning assistance,

•	does not gross up payments to cover executives’ personal tax liability,

•	does not offer executive retirement or medical plans, and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives or other nonqualified excess plans to named executive officers. Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the Severance Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the severance program, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement, as described in the narrative to the Summary Compensation Table.

COMPENSATION POLICIES

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	The Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary.

•	All other executive officers are expected to maintain an investment position equal to at least three times base salary.

Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, RSUs, and PBRSUs are included in determining ownership levels, but stock options are not. The stock ownership guidelines allow the Compensation Committee to take action if the target ownership levels are not met within five years. For 2019, all of the named executive officers had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading and Certain Types of Hedging Activity

Speculative trading in the company’s stock, including short term trading, is prohibited. The company’s policies prohibiting speculative trading apply to employees and non-employee directors and prohibit certain types of hedging activities, including selling short, buying options to open a position and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time the Compensation Committee or the independent directors take action. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results from material noncompliance with financial reporting requirements due to misconduct.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong support of the stockholders, who approved the company’s advisory say-on-pay proposal by approximately 95% at the 2019 Annual Meeting of Stockholders, and believes this vote reflects broad support of our compensation program and policies.

The Compensation Committee continues to review and evaluate the company’s compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, the Compensation Committee takes into consideration stockholder views regarding executive compensation that the company receives from time to time.

Given the positive feedback received through stockholder engagement and the results of our 2019 say-on-pay vote, the Compensation Committee determined that the 2019 executive compensation program should remain consistent with the 2018 program. In addition, members of our investor relations and legal teams met with stockholders who provided feedback on a variety of topics, including executive compensation, corporate governance, and environmental and social goals.

Risk Assessment

The Compensation Committee reviewed a report by the company’s Human Resources and Corporate Risk Management Departments on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report reviewed payouts, risk ratings and balancing methods for all employee incentive compensation plans, changes in incentive compensation plans and programs made in 2019, bank product incentives, and enhancements to the incentive compensation risk management program. The annual report identified the following risk-mitigating factors currently in place:

•	approval of executive compensation by an independent board committee,

•	review of plan design and performance results for all executive incentive plans by the corporate risk officer,

•	performance-based long-term incentive awards,

•	payments may be subject to adjustment based on risk management factors,

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	caps on annual incentive opportunities,

•	performance goals based on financial plans approved by the board,

•	a four-year vesting period for stock options with limited opportunities for accelerated vesting,

•	a three-year performance period and cliff-vesting for PBRSUs with limited opportunities for accelerated vesting,

•	meaningful executive stock ownership guidelines, and

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans.

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Executive Vice President – Corporate Risk regarding consistency with the company’s financial plan, strategic objectives and risk profile.

Internal Revenue Code Section 162(m)

Historically, the company’s compensation plans were structured so that compensation would be performance-based and deductible under Section 162(m) of the Internal Revenue Code, as amended (Section 162(m)), with the Compensation Committee approving compensatory arrangements that were not deductible under Section 162(m) based on business needs. The Tax Cuts and Jobs Act enacted on December 22, 2017 eliminated the performance-based compensation exemption from the Section 162(m) one million dollar deduction limit, with an exception for certain agreements in effect on November 2, 2017 (the 162(m) Grandfather). The company intends to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the 162(m) Grandfather.

COMPENSATION DECISIONS MADE FOR 2020

2020 Compensation for the Chief Executive Officer

In January 2020, the Compensation Committee approved a $100,000 increase in base salary and a $500,000 increase in long-term incentives for Mr. Bettinger to reward and recognize his accomplishments as CEO. The Compensation Committee believes that Mr. Bettinger’s leadership is a key factor in growing the long-term strength of our franchise by focusing on serving clients, operating in a disciplined manner and building a leadership team for the future.

2020 Annual Cash Incentives

In January 2020, the Compensation Committee considered performance criteria for 2020 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected overall corporate performance as measured by EPS.

2020 Long-Term Incentives

In January 2020, the Compensation Committee approved long-term equity awards of 40% stock options and 60% PBRSUs under the 2013 Stock Incentive Plan to align the long-term incentives of the executives with the long-term interests of the stockholders. These equity awards were granted on March 2, 2020. The stock options will vest 25%

annually over four years. The PBRSUs will have cliff-vesting based on the three-year performance period from January 1, 2020 to December 31, 2022. The main features of the 2020 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 2, 2020

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2020 to December 31, 2022

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE • COE

The shift in the long-term equity mix to 60% PBRSUs will increase the amount of performance-based long-term incentives.

The company changed the performance measure to ROTCE over COE to reflect the capital position of the company absent the effects of intangible assets and preferred stock. ROTCE is defined as net income available to common stockholders from continuing operations for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two), calculated in accordance with accounting principles generally accepted in the U.S. Tangible common stockholder’s equity equals total stockholder’s equity minus the sum of preferred stock, goodwill, intangible assets, and deferred tax liabilities related to goodwill and intangible assets.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Joan T. Dea

Frank C. Herringer

Paula A. Sneed

2019 CEO PAY RATIO

The following is a reasonable estimate, calculated in accordance with SEC rules, of the ratio of the 2019 annual total compensation of the company’s median employee to the 2019 annual total compensation of Mr. Bettinger, the President and Chief Executive Officer:

•	the annual total compensation of the median employee, calculated in accordance with Summary Compensation Table rules, was $105,565;

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $16,101,141; and

•	the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 153 to 1.

The same median employee was used for 2019 as was used in both 2018 and 2017 as there was no material change in each year to the employee population or compensation arrangements that would have significantly impacted the pay ratio disclosure.

In order to identify the company’s median employee in 2017, the employee population as of October 1, 2017, which equaled 16,623 individuals, including full-time, part-time, temporary and seasonal employees, was determined based on the company’s internal records. Of those 16,623 individuals, 16,570 were in the United States and 53 outside the United States. The company’s 53 non-U.S. employees, which accounted for less than 5% of the total employee population, were excluded from the analysis. Such employees were located in: Australia (16 employees); Hong Kong (24 employees); Singapore (five employees); and the United Kingdom (eight employees).

The company’s payroll records were used to calculate total cash compensation for each employee, other than the CEO and non-U.S. employees identified as excluded above, based on such employee’s annual rate of salary as of October 1, 2017 and actual bonus paid for performance in 2016, including quarterly advances paid in 2016 and the final 2016 bonus payment on March 3, 2017. The median employee was identified by consistently applying this compensation measure to all employees included in the analysis.

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, President and Chief Executive Officer, Peter B. Crawford, Executive Vice President and Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2019.

2019 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION[4] ($)	ALL OTHER COMPEN- SATION[5] ($)	TOTAL ($)

Walter W. Bettinger II President and Chief Executive Officer	2019 2018 2017	1,300,000 1,275,000 1,133,333	— — —	5,000,000 4,500,000 4,250,000	5,000,000 4,500,000 4,250,000	4,785,787 5,335,875 4,613,375	15,354 16,732 102,029	16,101,141 15,627,607 14,348,737

Peter B. Crawford Executive Vice President and Chief Financial Officer	2019 2018 2017	516,667 470,833 444,167	— — 76,325	625,000 500,000 500,000	625,000 500,000 500,000	887,620 788,175 482,142	14,774 15,069 17,754	2,669,061 2,274,077 2,020,388

Charles R. Schwab[6] Chairman	2019 2018 2017	700,000 683,333 583,333	— — —	1,850,000 1,725,000 1,650,000	1,850,000 1,725,000 1,650,000	1,717,975 1,906,500 1,583,021	14,482 14,428 53,119	6,132,457 6,054,261 5,519,473

Joseph R. Martinetto Senior Executive Vice President and Chief Operating Officer	2019 2018 2017	700,000 687,500 625,000	— — —	1,625,000 1,500,000 1,000,000	1,625,000 1,500,000 1,000,000	1,443,099 1,611,225 1,356,875	15,023 15,485 36,647	5,408,122 5,314,210 4,018,522

Jonathan M. Craig Senior Executive Vice President	2019	633,333	—	1,075,000	1,075,000	1,243,486	14,857	4,041,676

(1)	The amount shown in this column represents a bonus paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for the officer who received a promotion after the beginning of the performance period.

(2)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and RSUs and do not reflect the amounts ultimately realized by the named executive officer. The values shown are as of the grant date determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which is the date on which all of the significant terms, including any performance criteria, were established. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2019 PBRSU grants on the grant date, assuming the performance conditions are met at 200% of the target award, would be: $10,000,000 for Mr. Bettinger; $1,250,000 for Mr. Crawford; $3,700,000 for Mr. Schwab; $3,250,000 for Mr. Martinetto; and $2,150,000 for Mr. Craig.

PBRSUs awarded in 2019, 2018 and 2017 vest only upon satisfaction of the performance conditions of those awards. For the 2019, 2018 and 2017 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “Note 19. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and not the amount ultimately realized by the named executive officer. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “Note 19. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(4)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan.

(5)	The amounts shown in this column for 2019 include $14,250 for each named executive officer for employer match contributions under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2019 GRANTS OF PLAN-BASED AWARDS TABLE

NAME	GRANT DATE	DATE OF ACTION IF NOT GRANT DATE[1]	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[3]			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[4] (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)[5]
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Walter W. Bettinger II	1/30/2019 3/1/2019 3/1/2019	— 1/30/2019 1/30/2019	2,437,500 — —	4,875,000 — —	9,750,000 — —	— — —	— 106,907 —	— 213,814 —	— — 405,187	— — 46.81	— 5,000,000 5,000,000

Peter B. Crawford	1/30/2019 3/1/2019 3/1/2019	— 1/30/2019 1/30/2019	452,083 — —	904,167 — —	1,808,333 — —	— — —	— 13,364 —	— 26,728 —	— — 50,649	— — 46.81	— 625,000 625,000

Charles R. Schwab	1/30/2019 3/1/2019 3/1/2019	— 1/30/2019 1/30/2019	875,000 — —	1,750,000 — —	3,500,000 — —	— — —	— 39,556 —	— 79,112 —	— — 149,919	— — 46.81	— 1,850,000 1,850,000

Joseph R. Martinetto	1/30/2019 3/1/2019 3/1/2019	— 1/30/2019 1/30/2019	735,000 — —	1,470,000 — —	2,940,000 — —	— — —	— 34,745 —	— 69,490 —	— — 131,686	— — 46.81	— 1,625,000 1,625,000

Jonathan M. Craig	1/30/2019 3/1/2019 3/1/2019	— 1/30/2019 1/30/2019	633,333 — —	1,266,667 — —	2,533,333 — —	— — —	— 22,985 —	— 45,970 —	— — 87,116	— — 46.81	— 1,075,000 1,075,000

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show, for the January 30, 2019 grant date for each named executive officer, the range of possible payouts for annual cash incentive awards granted in 2019 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2019 performance under this plan are shown in the “non-equity incentive plan compensation” column of the Summary Compensation Table. The “threshold” column shows the bonus payment for achieving 50% of the target EPS goal; achieving less than 50% of the target EPS goal would result in no bonus payment.

(3)	These PBRSU awards were granted under the 2013 Stock Incentive Plan and vest on the third anniversary of the grant date, provided that a target performance goal based on ROCE divided by COE for the three-year performance period ending December 31, 2021 is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	These stock option awards were granted under the 2013 Stock Incentive Plan, vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	Represents the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the option awards approved on January 30, 2019 with a grant date of March 1, 2019, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an options pricing model. The fair value of the option determined by the pricing model on March 1, 2019 was $12.34. For PBRSU awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of March 1, 2019, which was $46.77.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2019, the Compensation Committee increased the base salary for Mr. Crawford by $50,000 (11%) and for Mr. Craig by $100,000 (18%). The Compensation Committee made no other adjustments to base salary for the named executive officers in 2019.

Annual Cash Incentives

In 2019, the Compensation Committee increased Mr. Crawford’s annual cash incentive target from 150% to 175% of base salary and increased Mr. Craig’s annual cash incentive from 175% to 200% of base salary. The Compensation Committee made no other adjustments to annual cash incentive targets for the named executive officers in 2019.

Long-Term Incentives

In 2019, the Compensation Committee increased the annual long-term incentive awards for Mr. Bettinger by $1,000,000, for Mr. Crawford by $250,000, for Mr. Schwab by $250,000, for Mr. Martinetto by $250,000, and for Mr. Craig by $500,000.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003, and stockholders approved the annual bonus provision contained in the employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive and other compensation and benefits for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

2019 TERMINATION AND CHANGE IN CONTROL BENEFITS TABLE

NAME	EVENT[1]	SALARY AND BONUS ($)		EARLY VESTING OF STOCK OPTIONS[2] ($)		EARLY OR CONTINUED VESTING OF RESTRICTED STOCK UNITS[2] ($)		OTHER ($)		TOTAL ($)

Walter W. Bettinger II	Termination under Severance Plan	1,536,667	[3]	3,505,406	[4]	13,964,710	[4]	24,947	[5]	19,031,730
	Change in control	—		3,505,406	[6]	13,964,710	[6]	—		17,470,116
	Death or disability	—		3,505,406	[6]	13,964,710	[6]	—		17,470,116
	Retirement or voluntary resignation	—		3,505,406	[4]	13,964,710	[4]	—		17,470,116

Peter B. Crawford	Termination under Severance Plan	620,569	[3]	265,165	[7]	914,769	[7]	24,947	[5]	1,825,450
	Change in control	—		306,151	[6]	1,588,314	[6]	—		1,894,465
	Death or disability	—		306,151	[6]	1,588,314	[6]	—		1,894,465

Charles R. Schwab	Termination without cause	7,253,925	[8]	1,352,596	[9]	5,308,933	[4]	77,281,713	[10]	91,197,167
	Change in control	—		1,352,596	[6]	5,308,933	[6]	—		6,661,529
	Death	3,500,000	[11]	1,352,596	[6]	5,308,933	[6]	76,263,120	[12]	86,424,649
	Disability	2,100,000	[13]	1,352,596	[6]	5,308,933	[6]	76,263,120	[12]	85,024,649
	Resignation following a change in control	2,625,000	[14]	1,352,596	[6]	5,308,933	[6]	76,263,120	[12]	85,549,649
	Retirement or voluntary resignation	2,625,000	[14]	1,352,596	[4]	5,308,933	[4]	76,263,120	[12]	85,549,649

Joseph R. Martinetto	Termination under Severance Plan	827,439	[3]	908,075	[4]	4,152,083	[4]	25,295	[5]	5,912,892
	Change in control	—		908,075	[6]	4,152,083	[6]	—		5,060,158
	Death or disability	—		908,075	[6]	4,152,083	[6]	—		5,060,158
	Retirement or voluntary resignation	—		908,075	[4]	4,152,083	[4]	—		5,060,158

Jonathan M. Craig	Termination under Severance Plan	768,333	[3]	437,337	[7]	1,131,405	[7]	2,689	[5]	2,339,764
	Change in control	—		470,005	[6]	2,411,340	[6]	—		2,881,345
	Death or disability	—		470,005	[6]	2,411,340	[6]	—		2,881,345

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2019).

The benefits payable to Mr. Schwab are based on the terms of his employment, license, and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Severance Plan, and these benefits are included in amounts shown for “termination under Severance Plan.”

Stock option and RSU agreements contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement or voluntary resignation.” As of December 31, 2019, Mr. Bettinger, Mr. Martinetto and Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements contain provisions for accelerated vesting and payment of target awards due to a change in control, death or disability. These accelerated amounts are included in the amounts shown for “change in control” or “death or disability.” PBRSU award agreements contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions is included in amounts shown for “termination under Severance Plan” and “retirement or voluntary resignation” as applicable.

(2)	For stock options, the amounts are based on the spread between the exercise price and the closing price of a share of company common stock on December 31, 2019 ($47.56), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts are based on the closing price of a share of company common stock on December 31, 2019 ($47.56), multiplied by the number of shares subject to accelerated vesting. For the 2017 PBRSUs with the performance period ending December 31, 2019, the amount is based on $47.56 multiplied by the number of shares granted at 100.7% of the target based on the achievement of performance goals. For the 2018 and 2019 PBRSUs, the amounts are based on $47.56 multiplied by the target number of shares that would vest, to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability or change in control), or the number of shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan) subject to achievement of performance goals established at the time such awards were granted.

(3)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance benefit equal to base salary (at December 31, 2019 rate) for a specified period (a minimum of seven months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options and RSUs vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards fully vest in the event of a change in control of the company, death or disability.

(7)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock options and RSU awards that would have vested during the severance period after termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(8)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2019 rate of $700,000) and bonus (at 2019 cash incentive of $1,717,975 under the Corporate Executive Bonus Plan), to be paid in 36 monthly installments.

(9)	Under Mr. Schwab’s employment agreement, unvested stock options fully vest upon an involuntary separation from service other than for cause.

(10)	Under Mr. Schwab’s employment and license agreements, includes: annual installments of $5,084,208 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, and estimated cost of office space and secretarial support for 36 months of $1,018,593.

(11)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2019 rate of $700,000).

(12)	Under Mr. Schwab’s license agreement, represents annual installments of $5,084,208 for 15 years payable to Mr. Schwab or his estate.

(13)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2019 rate of $700,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2019 Summary Compensation Table and is not an additional expense to the company.

(14)	Under Mr. Schwab’s employment agreement, represents 60 monthly installments of $43,750 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation, or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2019 Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Prorated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2019

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Walter W. Bettinger II	36,501 33,770 451,264 348,471 162,462 71,474	116,158 162,462 214,422 405,187	[2] [3] [4] [5]	27.45 28.44 30.17 26.39 42.99 52.05 46.81	8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 3/1/2029	100,985[8]	4,802,847	192,638[9,10]	9,161,863

Peter B. Crawford	8,292 27,500 17,292 14,963 22,910 22,482 14,335 5,595 7,941	7,495 14,335 5,596 23,826 50,649	[2] [3] [6] [4] [5]	11.75 13.64 23.12 28.44 34.70 26.39 42.99 39.70 52.05 46.81	11/1/2021 11/1/2022 11/1/2023 11/3/2024 8/3/2025 3/1/2026 3/1/2027 6/1/2027 3/1/2028 3/1/2029	10,506[8,11]	499,665	22,890[9,10]	1,088,648

Charles R. Schwab	112,360 130,112 132,576 126,812 147,992 165,877 123,967 156,658 150,000 121,066 77,640 72,047 71,226 67,386 62,345 180,506 134,892 63,073 27,398	44,965 63,074 82,196 149,919	[2] [3] [4] [5]	18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39 42.99 52.05 46.81	3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 3/1/2029	39,206[8]	1,864,637	72,420[9,10]	3,444,295

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Joseph R. Martinetto	38,820 36,024 35,613 33,693 31,173 105,295 30,121 89,928 38,226 17,868 6,151	29,977 38,227 53,606 18,456 131,686	[2] [3] [4] [7] [5]	22.67 23.12 25.86 27.45 28.44 30.17 31.44 26.39 42.99 52.05 50.41 46.81	8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 6/1/2025 3/1/2026 3/1/2027 3/1/2028 4/2/2028 3/1/2029	23,762[8]	1,130,121	63,540[9,10,12]	3,021,962

Jonathan M. Craig	12,651 12,612 11,440 10,508 17,807 16,847 15,587 51,144 44,964 19,113 9,927 3,281	14,989 19,114 29,781 9,843 87,116	[2] [3] [4] [7] [5]	12.88 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39 42.99 52.05 50.41 46.81	10/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 4/2/2028 3/1/2029	11,881[8]	565,060	38,820[9,10,12]	1,846,279

(1)	Represents the market value of unvested RSUs or PBRSUs held as of December 31, 2019 based on the closing price of a share of common stock of $47.56 on December 31, 2019.

(2)	These non-qualified stock options were approved on January 28, 2016 under the 2013 Stock Incentive Plan with a grant date of March 1, 2016 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These non-qualified stock options were approved on January 26, 2017 under the 2013 Stock Incentive Plan with a grant date of March 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These non-qualified stock options were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These non-qualified stock options were approved on January 30, 2019 under the 2013 Stock Incentive Plan with a grant date of March 1, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These non-qualified stock options were approved on April 20, 2017 under the 2013 Stock Incentive Plan with a grant date of June 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These non-qualified stock options were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	Includes PBRSU awards that were approved on January 26, 2017 under the 2013 Stock Incentive Plan with a grant date of March 1, 2017 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. The shares underlying the PBRSU awards granted on March 1, 2017 were paid based on an achievement of performance goals of 100.7% as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2020	100,985

Peter B. Crawford	3/1/2020	8,910

Charles R. Schwab	3/1/2020	39,206

Joseph R. Martinetto	3/1/2020	23,762

Jonathan M. Craig	3/1/2020	11,881

(9)	Includes PBRSU awards that were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2021	85,731

Peter B. Crawford	3/1/2021	9,526

Charles R. Schwab	3/1/2021	32,864

Joseph R. Martinetto	3/1/2021	21,433

Jonathan M. Craig	3/1/2021	11,908

(10)

Includes PBRSU awards that were approved on January 30, 2019 under the 2013 Stock Incentive Plan with a grant date of March 1, 2019 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met.

Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2022	106,907

Peter B. Crawford	3/1/2022	13,364

Charles R. Schwab	3/1/2022	39,556

Joseph R. Martinetto	3/1/2022	34,745

Jonathan M. Craig	3/1/2022	22,985

(11)	Includes time-based RSUs that were approved on April 20, 2017 under the 2013 Stock Incentive Plan with a grant date of June 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Peter B. Crawford	6/1/2020 6/1/2021	798 798

(12)	Includes PBRSU awards that were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Joseph R. Martinetto Jonathan M. Craig	4/2/2021 4/2/2021	7,362 3,927

2019 OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)[1]	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)[2]

Walter W. Bettinger II	—	—	149,614	6,997,447

Peter B. Crawford	—	—	11,894	541,355

Charles R. Schwab	316,266	7,177,589	57,916	2,708,731

Joseph R. Martinetto	—	—	40,595	1,888,763

Jonathan M. Craig	14,959	402,209	19,306	902,942

(1)

The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day’s prices were used to value the shares.

2019 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME[1]	PLAN	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR[2] ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR[3] ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END ($)

Walter W. Bettinger II	DCP2	—	448,450	—	20,819,283	[4]

Peter B. Crawford	DCP2	—	408,525	—	2,181,259

Charles R. Schwab	DCP1	—	5,907,854	—	28,815,961	[5]

Jonathan M. Craig	DCP2	—	247,478	—	1,293,623

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. Bettinger, Mr. Crawford, and Mr. Craig participate in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2) only. No named executive officers participating in the deferred compensation plans made contributions to the deferred compensation plans in 2019. Mr. Martinetto did not participate in the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Bettinger, includes executive contributions of $19,746,990 of compensation previously reported as compensation to Mr. Bettinger in the Summary Compensation Table for prior years (2014 – 2017) and aggregate plan earnings of $1,072,293.

(5)	For Mr. Schwab, includes executive contributions of $6,513,138 of compensation previously reported as compensation in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $22,302,823.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are listed mutual funds and the Schwab Managed Retirement Trust Funds. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2019 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2019

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS[1]	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity compensation plans approved by stockholders	33.44	[2]	$32.10	98.78	[3]

Equity compensation plans not approved by stockholders	—		—	—

Total	33.44		$32.10	98.78

(1)	The weighted-average exercise price does not take into account awards that have no exercise price, such as RSUs.

(2)	Consists of 25,556,934 stock options and 7,887,797 RSUs outstanding under the company’s 2004 and 2013 Stock Incentive Plans.

(3)	Consists of 64,773,632 shares (including stock options, stock appreciation rights, restricted stock, RSUs, performance stock, PBRSUs, and performance units) that may be awarded under the 2013 Stock Incentive Plan and 34,002,862 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2019 (393,829 shares were subsequently purchased at the end of this offering period).

PROPOSAL FOUR:

APPROVAL OF 2013 STOCK INCENTIVE

PLAN AS AMENDED AND RESTATED

Upon recommendation of the Compensation Committee, on January 29, 2020, the board adopted amendments to the 2013 Stock Incentive Plan, subject to and effective upon approval by the stockholders of the 2013 Stock Incentive Plan, as amended and restated (the 2013 Stock Incentive Plan), at the annual meeting. If approved by stockholders, the amendments would increase the annual non-employee director equity awards by $25,000 and change the awards granted to 40% stock options and 60% restricted stock units from 50% stock options and 50% restricted stock units.

If stockholders do not approve the amendments to 2013 Stock Incentive Plan, awards will continue to be made under the existing plan in accordance with its terms until the plan expires in May 2023.

SUMMARY OF THE 2013 STOCK INCENTIVE PLAN

The following is a summary of the principal features of the 2013 Stock Incentive Plan, as amended and restated, and its operation. The summary is qualified in its entirety by reference to the plan, a copy of which is attached to this proxy statement as Exhibit A, and which is incorporated by reference.

Purpose

The purposes of the 2013 Stock Incentive Plan are to promote the long-term success of the company and the creation of incremental stockholder value by:

(i)	Encouraging non-employee directors, employees and consultants to focus on long-range objectives;

(ii)	Encouraging the attraction and retention of non-employee directors, employees and consultants with exceptional qualifications; and

(iii)	Linking non-employee directors, employees and consultants directly to stockholder interests by providing them stock options and other stock and cash incentives.

Description of the 2013 Stock Incentive Plan

The company’s stockholders approved the 2013 Stock Incentive Plan at the 2018 Annual Meeting of Stockholders. The 2013 Stock Incentive Plan permits the grant of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance stock, performance-based restricted stock units (PBRSUs), performance units and other stock or cash awards. The Compensation Committee may also grant other incentives payable in cash or in common stock under the plan subject to such terms and conditions as it deems appropriate. As of March 16, 2020, the market value of a share of the company’s common stock was $30.56, based on its closing price on that date.

Administration of the Plan

The Compensation Committee administers the plan. The Compensation Committee is responsible for, among other things, approving the aggregate benefits and the individual benefits for executive officers and non-employee directors. The Compensation Committee may delegate its authority for certain other matters under the 2013 Stock Incentive Plan in accordance with its terms. Awards may be subject to such terms and conditions as the Compensation Committee deems appropriate.

Eligibility

Employees, non-employee directors and consultants of the company and its subsidiaries are eligible for awards under the 2013 Stock Incentive Plan. There are approximately 19,300 employees of the company and its subsidiaries, 12 non-employee directors (including Mr. McLin, who is retiring from the board as of the date of the annual meeting), and one non-employee director of Charles Schwab Bank who are eligible for awards under the plan. Under the plan, no participant may receive in any fiscal year stock options and SARs that collectively relate to more than 5 million shares, or restricted stock, RSUs, PBRSUs, performance stock and performance units that collectively relate to more than 1 million shares, and performance units denominated in cash or other cash awards that could entitle the participant to more than $10 million in the aggregate from that year’s awards considering the maximum that could be payable, including for above-target performance. The Compensation Committee will adjust these annual limits for any stock split, stock dividend, recapitalization or other similar event.

Shares Available for Issuance

The aggregate number of shares of common stock that may be issued under the plan may not exceed:

•	105 million shares of common stock; plus

•

any shares of common stock outstanding under prior stock incentive plans as of May 16, 2013 that cease to be subject to outstanding awards after May 16, 2013 (e.g. as a result of the expiration, cancellation or forfeiture of awards granted under such plans); plus

•	any shares of common stock that were issued under such plans and are reacquired by the company after May 16, 2013.

The aggregate maximum number of shares of common stock available under the predecessor plans as described above is 150 million. As of March 16, 2020, there are 25,837,667 stock options to purchase shares of common stock with a weighted average exercise price of $32.83, 8,132,548 RSUs to acquire shares of common stock (including 1,146,622 PBRSUs assuming the achievement of the target level of performance during the performance period), and a total of 63,091,303 shares of common stock remain authorized for issuance under 2013 Stock Incentive Plan. The Compensation Committee will adjust the limit on the number of shares to account for any stock split, stock dividend, recapitalization or other similar event.

AWARDS

Stock Options

Stock options awarded under the plan provide a right to acquire common stock at an exercise price at least equal to the fair market value of the company’s common stock on the date of grant. Stock options include nonqualified and incentive stock options. Incentive stock options are intended to qualify for special tax treatment. Stock options vest according to a schedule established by the Compensation Committee. The plan permits the payment of the stock option exercise price by cash, check, other shares of common stock (with some restrictions), broker-assisted same-day sales, or any other form of consideration permitted by applicable law. The term of an option cannot exceed ten years. The plan prohibits the repricing of outstanding options.

Stock Appreciation Rights

SARs allow the recipient to receive the appreciation, if any, in the fair market value of the company’s common stock between the grant date and the exercise date, and may be granted in tandem with stock options at the Compensation Committee’s discretion. In addition, the Compensation Committee may substitute SARs for stock options. The

Compensation Committee determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or in shares of our common stock. The grant price of free-standing SARs is equal to the fair market value of our common stock on the grant date and the term of any SAR may not exceed ten years. The plan prohibits the repricing of outstanding SARs.

Restricted Stock

Restricted stock awards are shares of common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee. The Compensation Committee sets vesting criteria that determine the number of shares to be released to the employee. Shares of restricted stock that do not vest are subject to a right of repurchase by the company or forfeiture.

Restricted Stock Units

RSUs represent the right to receive shares of the company’s common stock after satisfying the vesting conditions established by the Compensation Committee. RSUs may be settled in cash, stock, or a combination of cash and stock. The Compensation Committee sets vesting criteria that determine the number of RSUs that will be paid out to the employee. The Compensation Committee, in its discretion, may permit or require the participant to defer the receipt of the award.

Performance-Based Awards

Performance-based awards, including among other things units, RSUs and stock, are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved and the awards otherwise vest. The Compensation Committee determines the number of units, RSUs or shares, the performance period and other terms and conditions of these awards, including whether the award is to be paid in cash or common stock.

Awards under the 2013 Stock Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria, including income; operating income; pre-tax income; after-tax income; profit; pre-tax operating profits; pre-tax reported profits; pre-tax operating profit margin; pre-tax reported profit margin; after-tax operating profit margin; after-tax reported profit margin; revenue; revenue growth; operating revenue growth; cash flow; stockholder return; net income; client net new assets; levels of client assets or sales (of products, offers or services); earnings per share; return on stockholders’ equity; return on stockholders’ common equity; return on investment; earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); consolidated pre-tax earnings; net earnings; operating cash flow; free cash flow; free cash flow per share; cash flow return; economic value added; market value added; total stockholder return; debt/capital ratio; return on total capital; market share of assets; return on assets; return on net assets; return on capital employed; cost control; company common stock price; capital expenditures; price/earnings growth ratio; sales; sales volume; and book value per share; cost of capital; and cost of equity. Performance goals of any of the criteria permitted under the plan also may be measured by changes between years or periods or by reference to relative performance of the company as a whole, or any business unit, department, division region or function of the company or any subsidiary or relative to a peer group or index. The plan provides that, in determining whether any performance goals have been satisfied, the Compensation Committee has the discretion to include or exclude any or all items that are unusual or nonrecurring, including but not limited to charges, costs, benefits, gains or income associated with reorganizations or restructurings of the company, discontinued operations, goodwill, other intangible assets, long-lived assets, real estate strategy, litigation or the resolution of litigation, or currency or commodity fluctuations, or the effects of changes in applicable laws, regulations or accounting principles.

Other Awards

In addition, the Compensation Committee may grant other incentives payable in stock and cash under the plan subject to such terms and conditions as it deems appropriate.

Awards to Directors

Upon recommendation by the Compensation Committee, and approval of the board, the 2013 Stock Incentive Plan increases the annual equity retainer granted to non-employee directors from $160,000 to $185,000. If approved by stockholders, the 2013 Stock Incentive Plan would provide for an automatic equity grant valued at $185,000 granted 40% in stock options and 60% in RSUs. The number of stock options would be calculated by dividing $74,000 by the fair value of a stock option as determined by an options pricing model on the date of grant, and the number of RSUs by dividing $111,000 by the fair market value, defined as the average of the high and low price of a share of common stock on the date of grant. The automatic equity grants to directors vest 25% on the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. These awards vest in full upon a director’s death, disability or retirement. Retirement is defined as resignation or removal from the board of the company and or a board of its subsidiaries at any time after attaining age 70 or completing five years of service as a non-employee director on the board of the company and or a board of its subsidiaries.

The plan also provides that non-employee directors may elect to receive annual cash retainers from the company in the form of nonqualified stock options, restricted stock, RSUs, other stock awards or a combination of them.

Deferral of Awards

Subject to the requirements of section 409A of the Code, the Compensation Committee may permit or require a participant to have cash or shares that otherwise would be paid under the plan credited to a deferred compensation account. The account may be credited with interest or other forms of investment return, as determined by the Compensation Committee, consistent with the requirements of section 409A of the Code.

Adjustments

If the company changes the number of shares of common stock issued by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, or other change in the capital structure of the company or similar event, the Compensation Committee shall equitably adjust the total number of shares of common stock reserved for issuance under the 2013 Stock Incentive Plan, the maximum number of shares that may be made subject to an award in any fiscal year, the number of shares covered by each outstanding award and the price thereof, if any. The Compensation Committee shall also adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the company or the financial statements of the company or of changes in applicable laws, regulations, or accounting principles.

Corporate Transactions

If the company is party to a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization; and such agreement shall provide for the continuation of the outstanding awards by the company, the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards, full exercisability or vesting and accelerated expiration of the outstanding awards, or payment of the full value of the outstanding awards in cash or cash equivalents and cancellation of such awards.

Change in Control

The Compensation Committee may determine at the time of or after the grant of an award, that upon a “Change in Control” (as defined in the 2013 Stock Incentive Plan), that any outstanding options or SARs shall become vested and exercisable; all restrictions on any restricted stock or RSUs will lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; performance stock will be delivered; a PBRSU shall be paid out as promptly as practicable; a performance unit or RSU will be paid out as promptly as practicable; and any other stock or cash award will be delivered or paid.

Amendment and Termination

The board or the Compensation Committee may alter, amend, suspend, or terminate the 2013 Stock Incentive Plan at any time. No such action will reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent unless such action is necessary or desirable for the continued validity of the 2013 Stock Incentive Plan or compliance with applicable laws or to avoid any adverse consequences under applicable laws.

Federal Tax Consequences

Stock Options. When options are granted, there are no federal income tax consequences to the company or the option holder. On the exercise of a nonqualified stock option, the option holder generally will have ordinary income. The amount of the income will be equal to the fair market value of the shares on the exercise date minus the aggregate option exercise price. The income will be subject to tax withholding. Generally, in the same year that the option holder has income from the option exercise, the company will be able to realize a tax deduction in the amount of that income.

In contrast, the exercise of incentive stock options generally will not result in taxable income to the option holder at exercise, nor will the company be entitled to a tax deduction. The exercise will result in an amount that is included in computing the option holder’s alternative minimum taxable income. This amount will be equal to the fair market value of the shares on the exercise date minus the aggregate option exercise price.

If the holder of an incentive stock option exercises the options, holds the shares for the period required by law, and then sells the shares, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss. If the option holder does not hold the shares for the period required by law, he or she generally will have ordinary income at the time of the sale. The amount of ordinary income will be equal to the fair market value of the stock on the exercise date (or, if less, the sale price) minus the option exercise price. The company generally will be entitled to a tax deduction in that same amount. Any additional gain upon the sale generally will be taxed as a capital gain.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received or the fair market value of any shares of stock received. The company generally will be entitled to a tax deduction in the same amount as the participant recognizes ordinary income. Any additional gain or loss recognized upon any later disposition of the shares received, if any, would be capital gain or loss.

Restricted Stock. Unless the recipient of restricted stock elects to be taxed when the shares are granted, there will be no federal income tax consequences to the recipient or to the company while the restricted shares have vesting restrictions. Upon vesting, the recipient will have ordinary income equal to the fair market value of the shares on the vesting date. The income will be subject to tax withholding. The company generally will be entitled to a tax deduction in the amount of the recipient’s income. Upon any subsequent sale of the shares, any additional gain or loss recognized by the holder generally will be a capital gain or loss.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the vesting or settlement date, as applicable, except to the extent such deduction is limited by the Internal Revenue Code.

Performance-Based Awards. A participant generally will not recognize income upon the grant of a performance share or performance unit award. Upon the settlement or payment of such awards, participants normally will recognize ordinary income equal to the cash received and the fair market value of any shares received. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the payment date, except to the extent such deduction is limited by the Code.

If the participant is an employee, the ordinary income generally is subject to withholding of income and employment taxes.

Company Deductions. Compensation provided under the 2013 Stock Incentive Plan is generally deductible by the company. However, compensation provided to so-called “covered employees,” in connection with awards granted under the amended and restated 2013 Stock Incentive Plan will be subject to a $1 million dollar annual cap on the company’s deduction for each covered employee’s annual compensation. The “covered employees” are the CEO, CFO and the top three other highest compensated executive officers for each year. In addition, once an executive is a covered employee, the $1 million deduction limit continues to apply to compensation paid to these executive officers at any time, including any termination or retirement payments, and payments occurring after their death.

Withholding. A participant may pay all or a portion of the company’s withholding obligation at the minimum statutory withholding rates (or at any greater rates that will not result in adverse accounting, tax or section 16 of the Exchange Act treatment, as determined by the Compensation Committee) arising in connection with the exercise of a stock option or SAR or the receipt or vesting of shares by electing to have the company withhold shares of common stock having a fair market value equal to such amount.

Section 409A. Section 409A of the Code provides additional tax rules governing non-qualified deferred compensation. Generally, section 409A will not apply to awards granted under the plan, but may apply in some cases to RSUs. For awards subject to section 409A, for certain officers of the company there may be a delay of up to six months in the settlement of the awards.

New Plan Benefits

The table below shows new plan benefits to be provided to the non-employee directors as a group as a result of the proposed amendments to the 2013 Stock Incentive Plan.

New Plan Benefits(1)	Total Dollar Value of Annual, Automatic Grants to Non-Employee Directors(3)

	Options ($)	Restricted Stock Units ($)

All current directors who are not executive officers, as a group (12)(2)	888,000	1,332,000

(1)	This table shows the dollar value of stock option and restricted stock unit awards that would be made in 2020 to non-employee directors if the proposed amendments to the 2013 Stock Incentive Plan are approved. Since the proposed amendments regarding specific grants relate only to non-employee directors, executive officers and other employees of the company are not included in the table.

(2)	Mr. McLin is included in the value of grants above but he will retire from the board as of the date of the annual meeting and will not receive a grant of stock options or restricted stock units in 2020.

(3)	The number of stock options is determined by dividing $74,000 by the fair value of a stock option as determined by an options pricing model on the date of grant. The number of restricted stock units is determined by dividing $111,000 by the fair market value (defined as the average of the high and low price) of a share of common stock on the grant date. If the proposed amendments are approved by stockholders, the grant date for the 2020 annual grant would be May 14, 2020. Accordingly, the number of options and restricted stock units cannot yet be determined, and columns with those amounts are therefore not included in this table.

PROPOSAL FIVE:

APPROVAL OF AMENDED AND RESTATED

BYLAWS TO ADOPT PROXY ACCESS

The board recommends that stockholders adopt amendments to the company’s bylaws to include proxy access. The proposed amendments (the Amendments) are contained in Sections 2.06, 2.11, and 3.03 of our Fifth Restated Bylaws, a copy of which is attached to this proxy statement as Exhibit B (the Amended and Restated Bylaws). In addition, the Amended and Restated Bylaws reflect certain updates to applicable law and certain conforming changes. Proxy access allows eligible stockholders who comply with the requirements set forth in our Amended and Restated Bylaws to include their own nominees for director in the company’s proxy materials along with the candidates nominated by the board. After considering various factors with respect to the implementation of proxy access including, among other things, the views expressed by our stockholders, the board approved the Amended and Restated Bylaws, subject to approval by stockholders at the 2020 annual meeting.

The following description of the proposed Amendments is only a summary and is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws. You are urged to read the Amended and Restated Bylaws in their entirety.

Eligibility of Stockholders to Nominate Directors Pursuant to the Proxy Access Provisions

A stockholder or group of up to 20 stockholders (such stockholder or stockholder group, an “eligible stockholder”) that has maintained continuous qualifying ownership of at least 3% of the company’s outstanding common stock for at least the previous three years would be permitted to nominate and include up to a specified number of proxy access nominees in the company’s proxy materials for its annual meeting of stockholders provided that the eligible stockholder and proxy access nominee(s) satisfy the requirements of the Amended and Restated Bylaws.

Calculation of Qualifying Ownership

To ensure that the interests of stockholders seeking to include proxy access nominees in the company’s proxy materials are aligned with those of other stockholders, an eligible stockholder would be deemed to own only those outstanding common shares of the company as to which the eligible stockholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The following shares would not count as “owned” shares for purposes of the Amendments:

•	shares sold by the eligible stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

•	shares borrowed by the eligible stockholder or any of its affiliates for any purposes or purchased by the eligible stockholder or any of its affiliates pursuant to an agreement to resell;

•

shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by the eligible stockholder or any of its affiliates which has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the eligible stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by the eligible stockholder or affiliate.

Number of Proxy Access Nominees

The maximum number of proxy access nominees that the company would be required to include in its proxy materials would not exceed the greater of (a) two and (b) 25% of the directors in office at the time of nomination (rounded down to the nearest whole number). If one or more vacancies occur on the board, and the board decides to reduce the size of the board in connection therewith, after the nomination deadline, the proxy access nominee limit would be calculated based on the reduced number of directors. Any proxy access nominee who is either subsequently withdrawn or included in the company’s proxy materials as a nominee of the board, or any nominee included in the company’s proxy materials as unopposed by the company pursuant to an agreement, would be counted against the proxy access nominee limit. Any director currently serving on the board who was a proxy access nominee at any of the two preceding annual meetings and any director currently serving on the board who was a proxy access nominee at the third preceding annual meeting and who the board decides to nominate as a board nominee at the upcoming annual meeting would also be counted against the proxy access nominee limit.

Procedure for Selecting Proxy Access Nominees if Proxy Access Nominee Limit Exceeded

Any eligible stockholder that submits more than one proxy access nominee would be required to provide a ranking of its proposed proxy access nominees. If the number of proxy access nominees exceeds the proxy access nominee limit, the highest ranking qualified individual from the list proposed by each eligible stockholder, beginning with the eligible stockholder with the largest qualifying ownership and proceeding through the list of eligible stockholders in descending order of qualifying ownership, would be selected for inclusion in the proxy materials until the proxy access nominee limit is reached.

Nominating Procedure

In order to provide adequate time to assess proxy access nominees, requests to include proxy access nominees in the company’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the company issued its proxy statement for the previous year’s annual meeting of stockholders, subject to adjustment in the event the annual meeting is held more than 30 days before or after the anniversary of the date of the prior year’s annual meeting.

Information Required of All Eligible Stockholders

Each eligible stockholder seeking to include a proxy access nominee in the company’s proxy materials would be required to provide certain information to the company, including, but not limited to:

•

written statements verifying the stock ownership of the eligible stockholder as of a date within seven calendar days prior to the date the submission is received by the company and within five business days after the record date for the annual meeting;

•	a copy of the Schedule 14N filed by the eligible stockholder with the SEC;

•

all information regarding each proxy access nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•	the consent of each proxy access nominee to be named in the company’s proxy statement as a nominee and to serve as a director if elected.

Eligible stockholders would also be required to make certain representations and undertakings to the company, including, but not limited to:

•	lack of intent to change or influence control of the company;

•	intent to maintain qualifying ownership through the annual meeting date;

•	refraining from nominating any individual as a director at the annual meeting, other than their proxy access nominee(s);

•	engaging or participating only in a solicitation in support of the election of their proxy access nominee(s) or board nominee(s);

•	complying with solicitation rules and assuming liabilities related to and indemnifying the company against losses arising out of their nomination; and

•	the accuracy and completeness of all information provided to the company.

Information Required of All Proxy Access Nominees

Each proxy access nominee would be required to make certain written representations to and agreements with the company, including, but not limited to:

•	acting as a representative of all of the stockholders of the company while serving as a director;

•	refraining from voting agreements or commitments as a director that have not been disclosed to the company;

•

refraining from compensatory arrangements with a person or entity other than the company in connection with such proxy access nominee’s service or action as a director that have not been disclosed to the company;

•

complying with all publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the company, as well as the applicable provisions of the bylaws; and

•	the accuracy and completeness of all information provided to the company.

Proxy access nominees would also be required, at the request of the company, to submit completed and signed questionnaires required of company directors and officers and provide any additional information necessary for the board’s independence evaluation and determination.

Exclusion of Proxy Access Nominees

The company would not be required to include a proxy access nominee in the company’s proxy materials if, among other things:

•	a stockholder has nominated any person for election to the board pursuant to the advance notice requirements for stockholder nominees for director;

•	the proxy access nominee is not independent under applicable independence standards;

•	the election of the proxy access nominee would cause the company to violate its bylaws or certificate of incorporation, any stock exchange requirements or any laws, rules or regulations;

•

the proxy access nominee is, or has been within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, or a management official of a depository organization as defined for purposes of the Depository Institution Management Interlocks Act;

•	the proxy access nominee is the subject of a pending criminal proceeding or has been convicted in a criminal proceeding within the past 10 years;

•

the proxy access nominee is subject to any order of the type specified in Rule 506(d) of Regulation D, commonly known as the “Bad Actor” rules, promulgated under the Securities Act of 1933, as amended; or

•

the proxy access nominee or the nominating stockholder has provided false or misleading information to the company or breached any of their respective obligations under the Amended and Restated Bylaws.

In addition, the board or the chairman of the annual meeting will declare a proxy access nomination by an eligible stockholder to be invalid, and such nomination would be disregarded, if (1) the proxy access nominee or the eligible stockholder breaches any of their respective obligations under the Amended and Restated Bylaws or (2) the eligible stockholder does not appear at the annual meeting in person or by proxy to present the nomination.

Future Disqualification of Proxy Access Nominees

Any proxy access nominee who is included in the company’s proxy materials but subsequently withdraws from or becomes ineligible or unavailable for election at the annual meeting would be ineligible for nomination for the following two annual meetings.

Supporting Statement

Eligible stockholders would be permitted to include in the proxy statement a statement of up to 500 words in support of each proxy access nominee. The company may omit any information or statement that it, in good faith, believes is untrue in any material respect or would violate any applicable law or regulation and may solicit against and include in the proxy statement its own statement relating to any proxy access nominee.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers and owners of 5% or more of the outstanding company common stock, as of the close of business on March 16, 2020 or as noted otherwise.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

Charles R. Schwab	132,092,917	[4]	2,152,953	134,245,870	10.4%

Dodge & Cox	96,385,839	[5]	—	96,385,839	7.5%

The Vanguard Group	89,029,446	[6]	—	89,029,446	6.9%

BlackRock, Inc.	86,778,486	[7]	—	86,778,486	6.7%

John K. Adams, Jr.	22,679		20,567	43,246	*

Walter W. Bettinger II	571,018	[8]	1,474,101	2,045,119	*

Joan T. Dea	10,193		1,754	11,947	*

Christopher V. Dodds	463,430		7,008	470,438	*

Stephen A. Ellis	35,776		89,740	125,516	*

Mark A. Goldfarb	21,855		31,791	53,646	*

William S. Haraf	20,279		20,567	40,846	*

Frank C. Herringer	175,249	[9]	73,971	249,220	*

Stephen T. McLin	168,783	[10]	259,031	427,814	*

Charles R. Ruffel	2,739		8,428	11,167	*

Arun Sarin	12,766		73,971	86,737	*

Paula A. Sneed	102,323		46,136	148,459	*

Roger O. Walther	355,608	[11]	57,480	413,088	*

Jonathan M. Craig	7,772		279,099	286,871	*

Peter B. Crawford	26,279		176,576	202,855	*

Joseph R. Martinetto	209,288		568,944	778,232	*

Directors and Executive Officers as a Group (20 Persons)[12]	134,426,168		5,837,916	140,264,084	10.8%

* Less than 1%

(1)	This column includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Charles Schwab Corporation Dividend Reinvestment Plan, ESPP and/or The SchwabPlan Retirement Savings and Investment Plan.

This column excludes RSUs held by directors under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the RSUs are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 16, 2020, there are no RSUs under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these RSUs is contained in the section under “Director Compensation.”

This column also excludes PBRSUs and RSUs held by executive officers under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan, which do not have voting rights.

(2)	Shares that can be acquired through stock option exercises within 60 days of March 16, 2020.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 16, 2020.

(4)	Includes 16,750,345 shares held by Mr. Schwab’s spouse as trustee, 32,609,941 shares held by a family limited partnership, 44,025 shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: 9,016,023 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 211 Main Street, San Francisco, CA 94105.

(5)	Includes shares held by Dodge & Cox as reported on its Schedule 13G/A filed with the SEC on February 13, 2020. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(6)	Includes shares held by The Vanguard Group as reported on its Schedule 13G/A filed with the SEC on February 12, 2020. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)	Includes shares held by BlackRock, Inc. as reported on its Schedule 13G/A filed with the SEC on February 5, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)	Includes 2,372 shares held by Mr. Bettinger’s spouse and 44,400 shares held by a nonprofit public benefit corporation established by Mr. Bettinger, for which he disclaims beneficial ownership.

(9)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(10)	Includes 11,674 shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(11)	Includes 31,772 shares held by Mr. Walther’s spouse.

(12)	In addition to the officers and directors named in this table, three other executive officers are members of this group.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2019 (and presently). Ms. Schwab-Pomerantz earned approximately $792,000 in salary, bonus and benefits during 2019, including a grant of 5,288 RSUs. Ms. Schwab-Pomerantz has been employed by the company for 37 years.

Stephen T. McLin, a director of the company, has a son, Stephen D. McLin, who was employed by the company in a non-executive officer, non-managerial capacity during 2019 (and presently). Mr. McLin earned approximately $148,000 in salary, bonus and benefits during 2019. Mr. McLin has been employed by the company for 26 years.

In July 2019, the company entered into an agreement with Mr. Schwab, related to Mr. Schwab’s authoring of the book, Invested: Changing Forever the Way Americans Invest. Under the terms of the agreement, the company owns the copyright and other rights to and receives royalties from sales of the book, and the company agreed to donate net profits received from the publisher to The Charles R. Schwab Foundation for Financial Freedom, a non-profit foundation founded by Mr. Schwab that is devoted to financial literacy. To date, the net proceeds from the sales of the book have not exceeded the threshold for donations to the foundation.

On November 24, 2019, in connection with the company’s proposed acquisition of TD Ameritrade Holding Corporation, the company entered into a registration rights agreement with Mr. Schwab, certain other stockholders and The Toronto-Dominion Bank, effective as of the closing of the acquisition, that will, among other things, provide Mr. Schwab and the other stockholders party to the agreement up to three “demand” registrations in any 12-month period as well as customary “piggyback” registration rights with respect to all of their shares of company common stock and shares of company common stock issuable upon conversion, exercise or exchange, as applicable, of any other company equity securities. The registration rights agreement also requires the company to indemnify the stockholders against certain liabilities that may arise under the Securities Act of 1933, as amended. This registration rights agreement will replace the registration rights agreement that Mr. Schwab entered into with the company in 1987.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-party transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related-party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab-Pomerantz and Mr. McLin, after initial approval, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

PROPOSAL SIX AND SEVEN:

STOCKHOLDER PROPOSALS

We have been notified that stockholder proponents intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the two stockholder proposals. Our responses are contained immediately after each proposal.

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than December 1, 2020. If you want to submit a proposal for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our bylaws, you must deliver it to the Corporate Secretary no earlier than February 11, 2021 and no later than March 13, 2021, and such proposal must be, under the Delaware General Corporation Law, an appropriate subject for stockholder action.

The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

FIRST STOCKHOLDER PROPOSAL

Scott M. Stringer, Comptroller of the City of New York, on behalf of the New York City Employees’ Retirement System and the New York City Teachers’ Retirement System, 1 Centre Street, New York, New York 10007, which hold, in the aggregate, approximately 1,485,512 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: Shareholders request that the Board of Directors adopt and enforce a policy requiring The Charles Schwab Corporation (the “Company”) to disclose annually its EEO-1 data – a comprehensive breakdown of its workforce by race and gender according to 10 employment categories – on its website or in its corporate responsibility report, beginning in 2020. We encourage the company to also release its workforce pay data, broken down by race and gender, which it now provides to the Equal Employment Opportunity Commission (EEOC).

Stockholder Supporting Statement

Diversity matters. Numerous studies suggest that companies with comprehensive diversity policies and programs, and strong leadership commitment to implement and fully integrate diversity into their culture and practices, enhance long-term shareholder value. A McKinsey & Company global study (Diversity Matters, February 2015), for example, found that “companies in the top quartile for racial and ethnic diversity are 35 percent more likely to have financial returns above their respective national industry median.”

Workplace diversity provides competitive advantage by generating diverse, valuable perspectives, creativity, innovation and adaptation, increased productivity and morale, while eliminating the limitations of “groupthink.” It also reduces potential legal and reputational risks associated with workplace discrimination and builds corporate reputations as fair employers.

The financial services industry, of which the company is a part, is characterized by persistent and pervasive underrepresentation of minorities and women, particularly in senior positions.

A Government Accountability Office report on the industry shows that while there has been some improvement, the numbers are still low, and vary among groups. Overall minority representation in senior management increased slightly from only 11% in 2007 to 12% in 2017 but for African-American, the numbers decreased and remained unchanged for women (https://www.gao.gov/assets/690/688235.pdf).

Charles Schwab discloses little or no workforce diversity data or even information about its diversity policies and initiatives. It discusses awards and gives anecdotal stories. These do not allow investors to fully evaluate the company’s diversity initiatives and their impact, especially across job categories and particularly in more senior roles. Without more detailed quantitative information on a comparable basis, shareholders have no way to evaluate and benchmark the effectiveness of these efforts over time and relative to peers.

Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the EEOC. The report profiles a company’s workforce by race and gender in 10 job categories, including senior management.

Over two-thirds of S&P 100 companies now disclose EEO-1 data, including financial peers such as Citigroup, Goldman Sachs, JPMorgan Chase, and Morgan Stanley; and Intel Corporation will publicly release its employee pay data by race and gender. The proposal received 39.6% support at Schwab last year.

The proposal does not limit the company from providing more detailed quantitative and qualitative disclosures where appropriate. We also encourage the company to describe the steps it is taking and the challenges it faces in moving forward to achieve its diversity plans and goals.

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

After evaluating last year’s vote on this proposal, we engaged with Schwab stockholders to better understand their views on workforce diversity. Schwab has subsequently taken steps to disclose workforce diversity statistics on our website at www.aboutschwab.com/diversity-and-inclusion. We believe the information contained on our website is a better representation of our view of diversity, and how we track our progress towards achieving our vision, rather than EEO-1 data.

The information on the website includes a breakdown of the workforce by ethnicity and representation of female and minority employees, in a way that mirrors how we develop and evaluate our inclusion initiatives. We also describe our vision for diversity and inclusion at Schwab and outline efforts to improve our workforce representation, enhance our inclusive culture, better serve our diverse clients, and build stronger connections to our diverse communities. This disclosure is consistent with the data provided by our peers and accordingly presents a more useful comparison for our stockholders to review.

EEO-1 data is based on a government form that categorizes our workforce into certain EEOC-mandated job categories that fail to account for company or industry-specific roles. As a result, there are several limitations to the data in the EEO-1 format. It is a backward-looking snapshot and has little bearing on our business or the clients that we serve. It is not an accurate measure of progress toward our goal of developing an inclusive environment. The data is captured confidentially and voluntarily, based on each individual’s interpretation of the form’s limited categories. In addition, the proposed acquisition of TD Ameritrade Holding Corporation – expected to be completed in late 2020 – would mean the current EEO-1 data would not represent the combined workforce or serve as an appropriate baseline for future comparison.

We believe that the information on our website provides a more relevant baseline of our current workforce diversity as well as our roadmap moving forward. For each initiative we undertake, we believe it is more important – and more useful to us – to focus on taking meaningful steps towards creating an inclusive culture, which includes raising our employees’ engagement levels, increasing the effectiveness of our external partnerships, and expanding the reach of our diversity and inclusion education, among others.

Some examples of this include:

•  The hires we are able to make from the more than 25 partnerships we have with various organizations that help us recruit, develop and retain diverse talent

•  Employees’ sense of inclusion and belonging by looking at growth in our Employee Resource Groups over time and the impact of their activities

•  Employees who take advantage of each of our diversity and inclusion learning offerings over time and understanding how that impacts inclusion

•  Assessments from organizations with meaningful standards for diversity and inclusion, such as the Human Rights Campaign

Each of these examples tells us whether we are making progress attracting a more diverse workforce and enhancing our inclusive culture, and when combined with the demographic data we track as disclosed on our website, are better indicators of Schwab’s commitment to diversity and inclusion and the effort we are making to improve.

Although there is still work to do at our company and across the industry, we are proud of the progress we continue to make at Schwab. We are proud that our commitment to diversity and inclusion has been recognized, including being named by Forbes to its list of America’s Best Employers for Diversity, achieving a 100% rating from the Human Rights Campaign Corporate Equality Index since 2004, and being identified as a Top 50 Employer by both Equal Opportunity magazine and Careers & the disABLED magazine.

Schwab’s commitment to diversity and inclusion is vital to our success as a company, our unique culture and our purpose of serving every client with passion and integrity. EEO-1 data neither informs nor accurately measures that commitment or our progress.

For these reasons, we recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA, 19103, who has indicated that it is a beneficial owner of at least $2,000 in market value of company’s common stock, has submitted the following proposal for consideration at the annual meeting:

Whereas, we believe in full disclosure of The Charles Schwab Corporation’s (“Schwab”) direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders Schwab request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Schwab used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s and the Board’s decision-making process and oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Schwab is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Schwab’s website.

Stockholder Supporting Statement

We encourage transparency and accountability in Schwab’s use of funds to lobby. Schwab spent $24,383,000 from 2010 -2018 on federal lobbying. These figures do not include state lobbying expenditures, where Schwab also lobbies but disclosure is uneven or absent. For example, Schwab spent $700,960 on lobbying in California from 2010-2018. Schwab’s lobbying on the Retirement Enhancement and Savings Act has drawn scrutiny.1

Schwab serves on the board of the Securities Industry and Financial Markets Association (SIFMA, which has spent $58,730,000 on lobbying from 2010-2018. And Schwab previously served on the board of the Chamber of Commerce,2 which has spent over $1.5 billion on lobbying since 1998. Schwab does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

We are concerned that Schwab’s lack of lobbying and trade association disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Schwab supports protecting the interests of investors by holding the financial industry to a high standard, yet Schwab, SIFMA and the Chamber reportedly lobbied “to quash various aspects” of the Department of Labor fiduciary rule to require investment advisers to put their clients’ interests ahead of their own.3

We believe the reputational damage stemming from this misalignment between general policy positions and actual direct and indirect lobbying efforts harms long-term value creation by Schwab. Thus, we urge Schwab expand its lobbying disclosure.

1 https://www.marketwatch.com/story/as-industry-spends-millions-on-lobbying-and-campaign-donations-congress-acts-on-retirement-legislation-2019-04-22

2 https://www.huffpost.com/entry/who-funds-the-chamber-of_n_334654

3 https://theintercept.com/2017/07/16/financial-advisers-want-to-rip-off-small-investors-trump-wants-to-help-them-do-it/

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

The company has a Statement on Public Policy and Political Participation that is disclosed on its website, www.aboutschwab.com/governance. The Statement outlines the company’s oversight with respect to lobbying activities and reporting. As discussed in the Statement, the company believes that it is in the best interests of the company, its employees, clients and stockholders to be engaged in discussions concerning the effectiveness of current and proposed regulations and in other public policy and rulemaking activity that might affect its business.

As discussed in the Statement, the company reports its lobbying activities and expenses and registers employees who engage in lobbying activities in accordance with federal law. Lobbying activities and employees who engage in lobbying activities must be approved and overseen by the Office of Legislative and Regulatory Affairs, and lobbying activities are reviewed by the Audit Committee of the Board of Directors annually. In light of the focus of any lobbying activities on policy and rulemaking that might affect the company’s business and oversight by the Audit Committee, we believe this proposal is not appropriate for the company. We believe that the cost and effort to compile and report this data would outweigh its limited value to our stockholders. Stockholders defeated a similar proposal each year between 2015 and 2017.

We recommend a vote against the second stockholder proposal.

INFORMATION ABOUT VOTING

PROCEDURES AND PROXIES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, the 2013 Stock Incentive Plan, as amended and restated, the Amended and Restated Bylaws, and on the stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, the 2013 Stock Incentive Plan, as amended and restated, the Amended and Restated Bylaws, or the stockholder proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II and Peter J. Morgan III if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the three named nominees for directors,

•	for the ratification of the selection of independent auditors,

•	for the advisory approval of named executive officer compensation,

•	for the approval of 2013 Stock Incentive Plan, as amended and restated,

•	for the approval of the Amended and Restated Bylaws to adopt proxy access,

•	against the stockholder proposal on annual disclosure of EEO-1 data,

•	against the stockholder proposal on lobbying payments, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Mr. Morgan if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Mr. Morgan will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 11:59 p.m., Central Time, on May 11, 2020, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the SEC.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger and Mr. Morgan can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How many votes are needed for the ratification of independent auditors, the advisory approval of named executive officer compensation, and the 2013 Stock Incentive Plan, as amended and restated?

The ratification of independent auditors, the advisory approval of named executive officer compensation, and the 2013 Stock Incentive Plan, as amended and restated, will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

How many votes are needed for the approval of the Amended and Restated Bylaws to adopt proxy access?

The Amended and Restated Bylaws to adopt proxy access introduce bylaw amendments to Sections 2.06, 2.11, and 3.03 of the Bylaws and director nomination procedures that interact with Section 2.06 of the Bylaws. Article Fifth of the company’s Fifth Restated Certificate of Incorporation requires a vote of 80% of all outstanding common shares to approve an amendment of Section 2.06 of the Bylaws or any provision that is inconsistent with Section 2.06. As a result, the management proposal regarding proxy access will be approved if 80% of all outstanding common shares vote for approval.

How many votes are needed for approval of the stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms may have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. As a brokerage firm, Charles Schwab & Co., Inc. does not vote its clients’ unvoted shares. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved except for the approval of the Amended and Restated Bylaws to adopt proxy access because that proposal requires the approval of an absolute percentage of all outstanding common shares in order to be approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of named executive officer compensation, the approval of the 2013 Stock Incentive Plan, as amended and restated, the approval of the Amended and Restated Bylaws to adopt proxy access, and the stockholder proposals are not.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by our transfer agent, Equiniti Trust Company.

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $14,000 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 667-9979 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

Exhibit A

THE CHARLES SCHWAB CORPORATION

2013 STOCK INCENTIVE PLAN

(Adopted by the Board on January 24, 2013)

(Approved by Stockholders on May 16, 2013)

(Amended and Restated by the Board on January 25, 2018)

(Approved by Stockholders on May 15, 2018)

(Amended and Restated by the Board on January 29, 2020)

(Approved by Stockholders on May 12, 2020)

A-i

A-ii

THE CHARLES SCHWAB CORPORATION

2013 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors of The Charles Schwab Corporation (the “Board”) on January 24, 2013, subject to stockholder approval on May 16, 2013 (the “Effective Date”). The purposes of The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”) are to promote the long-term success of The Charles Schwab Corporation (“Schwab” or the “Company”) and the creation of incremental stockholder value by (i) encouraging non-employee directors, employees and consultants to focus on long-range objectives, (ii) encouraging the attraction and retention of non-employee directors, employees and consultants with exceptional qualifications, (iii) linking non-employee directors, employees and consultants directly to stockholder interests by providing them stock options and other stock and cash incentives, and (iv) giving Schwab the opportunity to deduct certain compensation of officers who were, are or may become “covered employees” within the meaning of section 162(m) (“Covered Employees”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to any favorable grandfathering of the pre-2018 terms of section 162(m) of the Code under either federal or state tax law (the “162(m) Grandfather”).

This Plan is a successor to The Charles Schwab Corporation 2004 Stock Incentive Plan, The Charles Schwab Corporation 2001 Stock Incentive Plan, The Charles Schwab Corporation 1992 Stock Incentive Plan and The Charles Schwab Corporation Employee Stock Incentive Plan (the “Prior Plans”). As of the Effective Date, no further awards shall be made under the Prior Plans. The Prior Plans shall continue to apply to awards granted to a participant under the Prior Plans prior to the Effective Date. In the event that this Plan is not approved by stockholders, awards shall continue to be made under the Prior Plans in accordance with their terms.

SECTION 2. ADMINISTRATION.

(a) Committee Composition. The Plan will be administered by a Committee (the “Committee”) of the Board consisting of two or more directors as the Board may designate from time to time. The composition of the Committee shall satisfy such requirements as:

(i) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(ii) may be established by the stock exchange or stock market on which Schwab’s common stock may be listed pursuant to the rule-making authority of such stock exchange or stock market; and

(iii) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m) of the Code, when appropriate to preserve the 162(m) Grandfather.

(b) Committee Administration. The Committee shall have discretionary authority to construe and interpret the Plan and any benefits granted under the Plan, to establish, interpret and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of Schwab and its stockholders and in accordance with the purposes of the Plan, and shall be final and conclusive on all persons. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members in person or by telephone. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, and shall be made in writing signed by all the Committee members. No member of the Committee shall be liable for any action that such member has taken or failed to take in good faith with respect to the Plan or any award under the Plan.

(c) Committee Delegation.

(i) The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members (but not less than two members with respect to Covered Employees, when appropriate to preserve the 162(m) Grandfather, and persons subject to section 16 of the Exchange Act) such of its powers as it deems appropriate.

(ii) The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants (other than to the officer making such determination), except with respect to awards to officers subject to section 16 of the Exchange Act or Covered Employees, when appropriate to preserve the 162(m) Grandfather, and any reference in the Plan to the Committee shall include such officer or officers.

(iii) Except with respect to Covered Employees, when appropriate to preserve the 162(m) Grandfather, and officers subject to section 16 of the Exchange Act, the Committee may, in its discretion, at any time and from time to time, delegate to one or more persons who are not members of the Committee, including one or more officers, any or all of its authority and discretion under this Section, to the full extent permitted by law and the rules of any exchange on which shares of Schwab common stock are traded. Subject to the requirements of applicable law, the Committee may also authorize one or more officers of the Company to administer claims under the Plan.

(iv) Any action by a delegate or an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval, or modification by the Committee.

SECTION 3. PARTICIPANTS.

(a) General Rule. Participants may consist of all employees and consultants of Schwab and its subsidiaries, non-employee directors of the Board (“Non-Employee Directors”) and non-employee directors of any subsidiary as determined by the Committee (“Subsidiary Directors”) or its delegate. This determination may also be made by the Board or its delegate, except with respect to officers who are or may become Covered Employees, when appropriate to preserve the 162(m) Grandfather. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Schwab shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

(b) Non-Employee Directors. In addition to any awards that may be granted to them under Section 3(a), each Non-Employee Director shall receive an automatic equity grant, subject to the terms of subparagraph (iv) below, as follows:

(i) For each calendar year for which he or she serves as a Non-Employee Director following the year in which the Non-Employee Director begins service, each Non-Employee Director shall receive an equity grant with an aggregate value equal to $185,000, consisting of 40 percent Stock Options and 60 percent Restricted Stock Units covering shares of Schwab common stock. The number of Stock Options granted shall be determined by dividing $74,000 by the fair value of a stock option as determined by an options pricing model on the date of grant and the number of Restricted Stock Units shall be determined by dividing $111,000 by the fair market value (defined as the average of the high and low price) of a share of Schwab common stock on the date of grant.

(ii) In the first calendar year upon joining the Board, each Non-Employee Director shall receive an automatic equity grant calculated in the manner specified in Section 3(b)(i), except that the value of the grant shall be equal to $185,000 multiplied by the number of months remaining in the calendar year during which the Non-Employee Director will first serve as a Non-Employee Director divided by twelve.

(iii) The awards described in subparagraph (i) for a particular calendar year will be granted to each Non-Employee Director on the second business day following each regular annual meeting of the Company’s stockholders, provided that the Non-Employee Director continues to serve as a Non-Employee Director through the date of such annual meeting. Otherwise, no award shall be granted with respect to such calendar year. The awards described in subparagraph (ii) for a particular calendar year will be granted to each Non-Employee Director either (A) on the second business day following the regular annual meeting of the Company’s stockholders for the calendar year in which the Non-Employee Director is first appointed or elected to the Board, if the Non-Employee Director is elected or appointed to the Board on or before the date of such annual meeting or (B) on the date of the first meeting of the Board following the date the Non-Employee Director is first appointed or elected to the Board, if the Non-Employee Director is elected or appointed to the Board after the date of the regular annual meeting of the Company’s stockholders.

(iv) Each stock option shall be subject to the following terms and conditions:

(A) Each stock option shall be designated as a non-qualified stock option that is not intended to meet the specific requirements set forth in section 422 of the Code (“Nonqualified Stock Option”);

(B) The term of each Nonqualified Stock Option shall be 10 years; provided, however, that any unexercised Nonqualified Stock Option shall expire on the earlier of (I) the date 10 years after the date of grant; or (II) three (3) months following the date that the participant ceases to be a Non-Employee Director or a Subsidiary Director or an employee for any reason other than retirement (as defined in subparagraph (v) below), death or disability. If a participant ceases to be a Non-Employee Director or a Subsidiary Director or employee on account of death or disability, any unexercised Nonqualified Stock Option shall expire on the earlier of the date 10 years after the date of grant or one year after the date of death or disability of such director, and if a participant ceases to be a Non-Employee Director or a Subsidiary Director or employee on account of retirement, any unexercised Nonqualified Stock Option shall expire on the date 10 years after the date of grant; and

(C) The exercise price under each Nonqualified Stock Option shall be equal to the fair market value on the date of grant as determined by the Committee.

(v) The awards described in subparagraphs (i) and (ii) shall become vested and exercisable in accordance with the following schedule:

Cumulative Vesting Percentage of Award

1st anniversary of grant date	25%

2nd anniversary of grant date	50%

3rd anniversary of grant date	100%

Notwithstanding the foregoing, the awards described in subparagraphs (i) and (ii) shall be fully vested on the Non-Employee Director’s death, disability (as such term is defined in the applicable award agreement) or retirement from the Board and the boards of directors of Schwab’s subsidiaries (as applicable). For purposes of this Section 3(b), “retirement” shall mean a Non-Employee Director’s resignation or removal from the Board and the board of directors of Schwab’s subsidiaries (as applicable) at any time after he or she has either attained age 70 or completed five years of service as a Non-Employee Director or Subsidiary Director. Simultaneous service for a year as a Non-Employee Director and Subsidiary Director shall be counted as one year total for purposes of determining years of service. If a Non-Employee Director also serves as a Subsidiary Director, he or she must leave both boards to qualify for accelerated vesting based on retirement.

(vi) Each Restricted Stock Unit represents the right to receive a share of Schwab common stock subject to the conditions set forth in the applicable award agreement (“Restricted Stock Unit”). If Schwab pays cash dividends on shares of Schwab common stock, each Restricted Stock Unit shall receive a dividend equivalent payment equal to the dividend paid per share of Schwab common stock multiplied by the number of unvested Restricted Stock Units. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15th of the year following the year the actual dividend is paid.

SECTION 4. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. There is hereby reserved for issuance under the Plan an aggregate of:

(i) 105 million shares of Schwab common stock; plus

(ii) any shares of Schwab common stock subject to outstanding awards under the Prior Plans as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares); plus

(iii) any shares of Schwab common stock that were issued under the Prior Plans and are reacquired by Schwab after the Effective Date.

The aggregate maximum number of shares of Schwab common stock available under subparagraphs (ii) and (iii) is 150 million. To the extent an award is paid in cash, it shall not reduce the limits of this Section  4(a).

(b) Share Usage. If there is a lapse, expiration, termination or cancellation of any award issued under the Plan prior to the issuance of shares under the Plan or if shares of common stock are issued under the Plan and thereafter are reacquired by Schwab, the shares subject to those awards and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by awards granted under the Plan or a Prior Plan shall not be counted as issued unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as issued only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by a participant as full or partial payment to Schwab of the exercise price under any Stock Option exercised under the Plan or a Prior Plan, any shares retained by Schwab pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be authorized and unissued shares, issued shares reacquired by Schwab or other shares that are treasury shares.

(c) Participant Limits. Under the Plan, no participant may be granted in any fiscal year of the Company:

(i) Stock Options or SARs relating to more than 5 million shares of Schwab common stock in the aggregate, and

(ii) Restricted Stock, Restricted Stock Units, Performance Stock, Performance-Based Restricted Stock Units, Performance Units denominated in shares of Schwab common stock, or Other Stock Awards that are subject to the attainment of Performance Criteria described in Section 5(g) relating to more than 1 million shares of Schwab common stock in the aggregate, and

(iii) Performance Units denominated in cash or Other Cash Awards that are subject to the attainment of Performance Criteria described in Section 5(g) that could entitle the participant to more than $10 million in the aggregate from that year’s awards (considering for this purpose the maximum that could be payable, including for above-target performance).

With respect to any Stock Option or SAR granted to a participant who is a Covered Employee that is canceled, the number of shares of Schwab common stock originally subject to such Stock Option or SAR shall continue to count against the limit specified in subparagraph (i) above in accordance with Section 162(m) of the Code, when appropriate to preserve the 162(m) Grandfather.

(d) Adjustments. The shares reserved for issuance and the limitations set forth in this Section 4 shall be subject to adjustment in accordance with Section  6.

SECTION 5. AWARDS.

(a) General. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance-Based Restricted Stock Units, Performance Units, and Other Stock or Cash Awards, all as described below. Each award under the Plan shall be evidenced by a written award agreement in paper or electronic form approved by the Committee. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of award granted and such other terms and conditions as the Committee may specify.

(b) Stock Options. Stock Options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option described in section 422(b) of the Code (an “Incentive Stock Option”); provided that only a common-law employee shall be eligible for the grant of an Incentive Stock Option. No participant may be granted Incentive Stock Options (under this Plan or any other Incentive Stock Option plan of the Company and its affiliates) which are first exercisable in any calendar year for shares of Schwab common stock having an aggregate fair market value (determined as of the date an option is granted) that exceeds $100,000; any Stock Option granted under the Plan that exceeds this limit shall be a Nonqualified Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Schwab’s common stock on the date the option is granted (110% in the case of an Incentive Stock Option granted to an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”). Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant (five years in the case of an Incentive Stock Option granted to a 10% Stockholder). The option price, upon exercise of any option, shall be payable to Schwab in full by:

(i) cash payment or its equivalent;

(ii) surrendering, or attesting to the ownership of, shares of Schwab stock that are already owned by the participant;

(iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Schwab the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Schwab; and

(iv) such other methods of payment as the Committee, at its discretion, deems appropriate; provided, however, that no method of payment will be permitted if it would result in a violation of applicable law, as determined by the Committee in its sole discretion.

In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

Notwithstanding anything in this Section 5(b) to the contrary, Stock Options may be granted only to individuals who provide direct services on the date of grant of the Stock Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

(c) Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs for outstanding Stock Options. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Schwab’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for such term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Schwab in an amount determined by multiplying the excess of the fair market value of a share of Schwab common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee. Notwithstanding anything in this Section 5(c) to the contrary, SARs may be granted only to individuals who provide direct services on the date of grant of the SAR to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the SAR to the participant at a lower grant price or reduce the grant price of an outstanding SAR.

(d) Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following (i) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (ii) a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Schwab at cost) such shares or units in the event of termination of employment during the period of restriction. All restrictions shall expire at such times as the Committee shall specify. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Schwab common stock or (c) any combination of both, as determined by the Committee. Restricted Stock Units may be settled in a lump sum or in installments as specified in the applicable award agreement. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date in accordance with Section 9, as provided for in the applicable award agreement.

(e) Performance Stock. The Committee shall designate the participants to whom long-term performance stock (“Performance Stock”), long-term performance-based restricted stock units (“Performance-Based Restricted Stock Units”) or long-term performance units (“Performance Units”) are to be awarded and determine the number of shares or units, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock, Performance-Based Restricted Stock Units or Performance Units shall entitle the participant to a payment in the form of shares of common stock or cash (as provided in the award agreement) upon the attainment of performance goals and other terms and conditions specified by the Committee pursuant to Section 5(g) below. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

(f) Other Stock or Cash Awards. In addition to the incentives described in paragraphs (b) through (e) of this Section 5, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Schwab and subject to such other terms and conditions as it deems appropriate.

(g) Performance Goals.

(i) Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance-Based Restricted Stock Units, Performance Units and Other Stock or Cash Awards under the Plan may be made subject to the attainment of performance goals for a specified period of time (a “Performance Period”). In the case of an award that is intended to satisfy the performance-based exception to the deductibility limitation of Section 162(m) of the Code (“Performance-Based Exception”), when appropriate to preserve the 162(m) Grandfather, the categories of permissible performance goals include: income; operating income; pre-tax income; after-tax income; profit; pre-tax operating profits; pre-tax reported profits; pre-tax operating profit margin; pre-tax reported profit margin; after-tax operating profit margin; after-tax reported profit margin; revenue; revenue growth; operating revenue growth; cash flow; stockholder return; net income; client net new assets; levels of client assets or sales (of products, offers or services); earnings per share; return on stockholders’ equity; return on stockholders’ common equity; return on investment; earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); consolidated pre-tax earnings; net earnings; operating cash flow; free cash flow; free cash flow per share; cash flow return; economic value added; market value added; total stockholder return; debt/capital ratio; return on total capital; market share of assets; return on assets; return on net assets; return on capital employed; cost control; Schwab common stock price; capital expenditures; price/earnings growth ratio; sales; sales volume; and book value per share; cost of capital; cost of equity; and changes between years or periods that are determined with respect to any of the above-listed performance criteria (“Performance Criteria”). The Committee may establish other performance measures for awards that are not intended to qualify under the Performance-Based Exception. A performance goal may be measured relative to the performance of the Company as a whole or any business unit, department, division region or function of the Company or any subsidiary in which the participant is employed and may be measured relative to a peer group or index. If more than one performance goal is specified by the Committee for a Performance Period, the Committee shall also specify, in writing, whether one, all or some other number of such performance goals must be attained in order for the performance goals to be satisfied for the applicable award. Notwithstanding satisfaction of any performance goals, the number of shares issued or amounts paid under awards may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine, subject to the provisions of Section 5(g)(ii)(B) below.

(ii) For an award that is intended to qualify for the Performance-Based Exception:

(A) Not later than the 90th day of the Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed), the Committee shall select the participants for such period and establish in writing (I) the objective performance goals for each participant for that period based on one or more of the Performance Criteria, (II) the definition of each applicable performance goal, (III) the maximum amount payable under the award for attainment of the performance goals and the threshold level of attainment below which no amount will be paid under the award, in all cases subject to the per-participant limits described in Section 4, (IV) the method by which such amounts will be calculated, and (V) how performance will be measured against a goal to reflect the impact of any unusual or non-recurring items as specified in Section 5(g)(iii) below.

(B) The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal. The Committee shall determine and certify in writing, for each participant, the extent to which the performance goals have been met and the amount of the award, if any, to be made. The Committee has the absolute and unrestricted discretion to reduce the amount of the award that otherwise would be payable in connection with the attainment of the performance goals applicable to the award. It is expressly permissible to reduce the amount otherwise payable to zero.

(iii) In determining whether any performance goals have been satisfied, the Committee may include or exclude any or all items that are unusual or non-recurring, including but not limited to, (A) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Company, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (B) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance goal for a performance period as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, and any other factors as the Committee may determine. In the case of an award that is intended to qualify for the Performance-Based Exception, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time the performance targets are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the award’s qualification for the Performance-Based Exception. To the extent that a performance goal is based on Schwab common stock, then in the event of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, combination of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants. In the case of an award intended to qualify for the Performance-Based Exception, this shall apply only to the extent the Committee determined it will not adversely affect such qualification.

SECTION 6. ADJUSTMENT OF SHARES.

(a) Adjustments. If Schwab shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, or other change in the capital structure of the Company, merger, consolidation, reorganization, combination, exchange of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then, in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall equitably adjust, as it determines to be necessary and appropriate, the total number of shares reserved for issuance under the Plan, the maximum number of shares that may be made subject to an award in any fiscal year, and the number of shares covered by each outstanding award and the price therefor, if any. Any such adjustment to an Incentive Stock Option shall be made in a manner that permits the Incentive Stock Option to continue to meet the requirements of Section 422 of the Code. The Committee shall also adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the first sentence of this Section 6(a)) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are needed to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all participants under the Plan.

(b) Corporate Transactions. In the event that Schwab is a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (i) the continuation of the outstanding awards by Schwab, if Schwab is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards under this Plan, (iv) full exercisability or vesting and accelerated expiration of the outstanding awards or (v) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards.

(c) Substitution and Assumption of Benefits. Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Schwab or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, including but not limited to a Stock Option exercise price or SAR grant price that is less than fair market value, so long as such exercise price or grant price is determined in a manner that complies with the applicable requirements of Section 409A and Section 424 of the Code.

(d) Reservation of Rights. Except as provided in this Section 6, a participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by Schwab of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, kind or exercise price of shares subject to a Stock Option or other award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets (or to undertake any other corporate action described in Section 6(a) above).

SECTION 7. TERMS OF AWARDS.

(a) Transferability. Except as otherwise determined by the Committee in the case of benefits other than Incentive Stock Options or SARs granted in tandem with Incentive Stock Options, each benefit granted under the Plan shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, other than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, the exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution.

(b) Change in Control. The Committee (in its sole discretion) may determine at the time of (or at any time after) the grant of an award, that upon a Change in Control of Schwab, that any outstanding Stock Option or SAR shall become vested and exercisable; all restrictions on any Restricted Stock or Restricted Stock Unit shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; Performance Stock shall be delivered; a Performance-Based Restricted Stock Unit shall be paid out as promptly as practicable; a Performance Unit and Restricted Stock Unit shall be paid out as promptly as practicable; and any Other Stock or Cash Award shall be delivered or paid; provided, however, that this Section 7(b) shall not apply to awards pursuant to which a deferral election has been made in accordance with Section 9. A “Change in Control” shall mean the occurrence of any of the following events:

(i) Upon consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination:

(A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; and

(B) no Person (as defined in subparagraph (iii) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of Outstanding Common Stock or Outstanding Voting Securities existed prior to the Business Combination; and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) If individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors; (B) an actual or threatened solicitation of proxies or consents; or (C) any other actual or threatened action by, or on behalf of, any Person other than the Board; or

(iii) Upon the acquisition after the Effective Date by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this subparagraph (iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (i) above; or

(iv) The consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding anything in this Plan or any award agreement to the contrary, to the extent any provision of this Plan or an award agreement would cause a payment of an award that is not exempt from Section 409A to be made specifically because of – (1) the occurrence of a Change in Control, or (2) a separation from service following a Change in Control (if the payment terms for such a separation from service are different than for other separations), then such payment shall not be made unless such Change in Control also constitutes a “change in the ownership of the Company,” a “change in effective control of the Company” or a “change in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control (and other participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph).

(c) Taxes. Schwab shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Schwab may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of Schwab’s tax withholding obligation at the minimum statutory withholding rates (or at any greater rates that will not result in adverse accounting, tax or section 16 of the Exchange Act treatment, as determined by the Committee) arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Schwab withhold shares of common stock having a fair market value equal to such amount. The Committee may permit a participant to pay the withholding obligation applicable to an award by delivery to the Company of shares of Schwab common stock owned by the participant having a fair market value equal to the amount of such taxes or permit cashless exercise.

(d) Effective Date, Amendment and Termination. The Plan is effective on the Effective Date and shall automatically terminate one day before the 10th anniversary of the Effective Date. The Board or the Committee may alter, amend or suspend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent unless such action is necessary or desirable (i) for the continued validity of the Plan or its compliance with Rule 16b-3 of the Exchange Act or any other applicable law, rule or regulation or pronouncement, or (ii) to avoid any adverse consequences under Section 162(m) of the Code, Section 409A of the Code or any requirement of a securities exchange or association or regulation or self-regulatory body. Stockholder approval shall be obtained for any Plan amendment to the extent necessary or desirable to comply with applicable laws, regulations or rules.

(e) Fair Market Value. The fair market value of a share of Schwab common stock on a given determination date shall equal:

(i) The closing sales price of a share as reported on the New York Stock Exchange (NYSE) on the applicable determination date (except in the case of a share of Restricted Stock or a Restricted Stock Unit, which shall be the average of the high and low price of a share as reported on NYSE on the applicable determination date), or

(ii) If no sales of shares are reported for such date, the mean between the bid and asked price of a share on NYSE at the close of the market on such date, or

(iii) If the day is not a trading day, and as a result, paragraphs (i) and (ii) above are not applicable, the fair market value of a share shall be determined as of the next preceding day on which sales were made on the NYSE;

(iv) In the event that the method for determining fair market value described in clauses (i), (ii) and (iii) is not practicable, as determined by the Committee in its discretion, the fair market value of a share determined in accordance with any other reasonable method as the Committee, in its discretion, may deem equitable, or as required by applicable law or regulation, which method shall be one that is deemed to constitute fair market value for purposes of Section  409A of the Code to the extent it is used with respect to a Stock Option or SAR.

(f) Dividend Equivalents. Any participant selected by the Committee, in its sole discretion, may be granted dividend equivalents based on the dividends declared on shares that are subject to any award, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, no dividend equivalents will be paid contingent on the exercise of a Stock Option or SAR.

(g) Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with applicable securities laws and stock exchange or stock market requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

(h) Non-U.S. Employees. In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(i) Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(j) Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to awards subject to Section 409A of the Code (“Section 409A”), in accordance with the requirements of Section 409A and the regulatory guidance thereunder unless an exemption from Section 409A is available and applicable, and (ii) to maintain the exemptions from Section 409A of Stock Options, SARs and Restricted Stock and any awards designed to meet the short-deferral exception under Section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A and the provisions of any award agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an award that is subject to Section 409A to the extent such discretionary authority would conflict with Section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i), any payment under an award shall be delayed until the earliest date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). In the event that any award shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

SECTION 8. PAYMENT OF DIRECTORS’ FEES DEFERRALS IN SECURITIES.

In the event a Non-Employee Director or Subsidiary Director (if the Committee has approved participation by Subsidiary Directors in Schwab’s deferred compensation plan for directors) elects pursuant to and in accordance with the terms of Schwab’s Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) to defer receipt of the payment of his or her annual cash retainer from Schwab in the form of Restricted Stock Units, Nonqualified Stock Options, Restricted Stock, Other Stock Awards or a combination thereof, such Nonqualified Stock Options, Restricted Stock Units, Restricted Stock, and Other Stock Awards shall be issued under this Plan. The number and form of each award to be granted to Non-Employee Directors or Subsidiary Directors pursuant to this Section 8 in connection with a deferral election under the Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) shall be determined in accordance with the provisions of that plan, but the terms of each such award shall be determined by the Committee or its delegate in accordance with the provisions of this Plan.

SECTION 9. DEFERRAL OF AWARDS.

Subject to the requirements of Section 409A, the Committee (in its sole discretion) may permit or require a participant to have cash or shares that otherwise would be paid to such participant as a result of the settlement of a restricted stock unit or performance unit award credited to a deferred compensation account established for such participant by the Committee as an entry on Schwab’s books. A deferred compensation account may be credited with interest or other forms of investment return, as determined by the Committee. A participant for whom such an account is established shall have no rights other than those of a general creditor of Schwab. Such an account shall represent an unfunded and unsecured obligation of Schwab and shall be subject to the terms and conditions of the applicable agreement between such participant and Schwab. If the deferral or conversion of awards is permitted or required, the Committee (in its sole discretion) may, consistent with the requirements of Section 409A, establish rules, procedures and forms pertaining to such awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 9 and such rules and procedures shall be set forth in detail in the applicable stock award agreement or other deferral agreement.

SECTION 10. DEFINED TERMS.

“10% Stockholder”	A-5
“162(m) Grandfather”	A-1
“Board”	A-1
“Business Combination”	A-10
“Change in Control”	A-10
“Code”	A-1
“Committee”	A-1
“Company”	A-1
“Covered Employees”	A-1
“Effective Date”	A-1
“Exchange Act”	A-1
“Incentive Stock Option”	A-5
“Incumbent Board”	A-10
“Non-Employee Directors”	A-2
“Nonqualified Stock Option”	A-3
“Outstanding Common Stock”	A-10
“Outstanding Voting Securities”	A-10
“Performance Criteria”	A-7
“Performance Period”	A-7
“Performance Stock”	A-7
“Performance Units”	A-7
“Performance-Based Exception”	A-7
“Performance-Based Restricted Stock Units”	A-7
“Person”	A-11
“Plan”	A-1
“Prior Plans”	A-1
“Restricted Stock Unit”	A-4
“SARs”	A-6
“Schwab”	A-1
“Section 409A”	A-12
“Subsidiary Director”	A-2

Exhibit B

Amended and Restated Bylaws

The complete text of the Fifth Restated Bylaws is set forth below:

~~FOURTH~~FIFTH RESTATED BYLAWS OF

THE CHARLES SCHWAB CORPORATION

(As Amended on July 28, 2009)

(As Amended on January 27, 2010)

(As Amended on May 12, 2020)

ARTICLE I

OFFICES

Section 1.01.    Registered Office. The registered office of The Charles Schwab Corporation (the “Corporation”) in the State of Delaware shall be at 1209 Orange Street, Wilmington, Delaware, and the name of the registered agent at that address shall be the Corporation Trust Company.

Section 1.02.    Principal Office. The principal office for the transaction of the business of the Corporation shall be at 211 Main Street, San Francisco, California. The Board of Directors (hereafter called the “Board”) is hereby granted full power and authority to change said principal office from one location to another.

Section 1.03.    Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.01.    Annual Meetings. Annual meetings of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings shall be held each year on a date and at a time designated by the Board.

Section 2.02.    Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, the Board or a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in these Bylaws, include the power to call such meetings. Unless otherwise prescribed by statute, the Certificate of Incorporation or these Bylaws, special meetings may not be called by any other person or persons. No business may be transacted at any special meeting of stockholders other than such business as may be designated in the notice calling such meeting.

Section 2.03.    Place of Meeting; Meetings by Remote Communication. The Board, the Chairman of the Board, or a committee of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board, the Chairman of the Board, or a committee of the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held by means of remote communication in accordance with Delaware law.

Section 2.04.    Notice of Meeting. Unless otherwise provided by law, written notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present (unless any stockholder is present at the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened), or if notice is waived by those not present in accordance with Section 8.02 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.05.    Quorum and Adjournment. Except in the case of any meeting for the election of directors summarily ordered as provided by law, the holders of record of a majority in voting interest of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders of the Corporation or any adjournment thereof. Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the shareholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all stockholders, any officer entitled to preside at, or to act as secretary of such meeting may adjourn such meeting from time to time. The Chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place, if any, of adjourned meetings (or the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting) need be given except as required by law. No business may be transacted at a meeting in the absence of a quorum other than the adjournment of such meeting, except that if a quorum is present at the commencement of a meeting, business may be transacted until the meeting is adjourned even though the withdrawal of stockholders results in less than a quorum.

Section 2.06.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board ~~or~~ (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw or (D) with respect to nominations, in accordance with Section 2.11 of these Bylaws.

(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ~~and Rule 14a-11 thereunder~~ (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(iii)    Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c)    General. (i) Only such persons who are nominated in accordance with the procedures set forth in this ~~Bylaw~~ Section 2.06 or Section 2.11 of these Bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this ~~Bylaw~~Section 2.06. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

(~~i~~ii)    For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(~~ii~~iii)    Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

Section 2.07.    Voting.

(a)    Each stockholder shall, at each meeting of the stockholders, be entitled to vote in person or by proxy each share or fractional share of the stock of the Corporation having voting rights on the matter in question and which shall have been held by him and registered in his name on the books of the Corporation:

(i)    on the date fixed pursuant to Section 6.05 of these Bylaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting, or

(ii)    if no such record date shall have been so fixed, then (a) at the close of business on the day next preceding the day on which notice of the meeting shall be given or (b) if notice of the meeting shall be waived, at the close of business on the day next preceding the day on which the meeting shall be held.

(b)     Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors in such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Nothing in this section shall be construed as limiting the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. Persons holding stock of the Corporation in a fiduciary capacity shall be entitled to vote such stock. Persons whose stock is pledged~~ing~~ shall be entitled to vote, unless in the transfer by the pledgor on the books of the Corporation he shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent such stock and vote thereon. Stock having voting power standing of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or with respect to which two or more persons have the same fiduciary relationship, shall be voted in accordance with the provisions of the Delaware General Corporation Law ~~of the State of Delaware~~.

(c)    Any such voting rights may be exercised by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized and delivered to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date unless said proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless he shall in writing so notify the secretary of the meeting prior to the voting of the proxy. At any meeting of the stockholders all matters, except as otherwise provided in the Certificate of Incorporation, in these Bylaws or by law, shall be decided by the vote of a majority of the shares present in person or by proxy and entitled to vote thereat and thereon, a quorum being present. The vote at any meeting of the stockholders on any questions shall be by ballot and each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and it shall state the number of shares voted. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.08.    List of Stockholders. The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the duration thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.09.    Inspectors of Election. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to act at the meeting. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of such meeting shall appoint one or more inspectors to act at the meeting. Each inspector so appointed shall first sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at a meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. Reports of the inspectors shall be in writing and subscribed and delivered by them to the Secretary of the Corporation. The inspectors may appoint or retain other persons or entities to assist them in the performance of their duties as inspectors. The inspectors need not be stockholders of the Corporation, and any officer of the Corporation may be an inspector on any question other than a vote for or against a proposal in which he shall have a material interest.

Section 2.10.    No Stockholder Action by Written Consent. Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation with respect to such class or series of stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such stockholders.

Section 2.11.     Proxy Access.

(a)    Whenever the Board solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.11, the Corporation shall include in its proxy statement, on its form proxy and on any ballot distributed at such annual meeting, in addition to any persons nominated for election by the Board or any committee thereof, the name, together, in the case of the proxy statement, with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of this Section 2.11 (such stockholder or stockholder group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 2.11 (the “Notice of Proxy Access Nomination”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.11. For purposes of this Section 2.11, in calculating the number of stockholders in a group seeking to qualify as an Eligible Stockholder, two (2) or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be counted as one stockholder. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these Bylaws, including the Minimum Holding Period (as defined below), shall apply to each member of such group; provided, however, that the Required Ownership Percentage (as defined below) shall apply to the ownership of the group in the aggregate. For purposes of this Section 2.11, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.11, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation, and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(b)    To be timely, the Notice of Proxy Access Nomination must be addressed to the Secretary of the Corporation and received by the Secretary of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its definitive proxy statement for the previous year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Notice of Proxy Access Nomination must be received at the principal executive offices of the Corporation no earlier than one hundred fifty (150) days before such annual meeting and no later than the later of one hundred twenty (120) days before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined in Section 2.06(c)(ii) above) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting, commence a new time period (or extend any time period) for the giving of the Notice of Proxy Access Nomination as described above.

(c)    The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) and (ii) 25% of the total number of directors in office (rounded down to the nearest whole number) as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.11 (the “Final Proxy Access Nomination Date”). In the event that one or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. The following individuals shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.11 has been reached: (i) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 whom the Board decides to nominate as a nominee of the Board, (ii) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 but whose nomination is subsequently withdrawn, (iii) any director currently serving on the Board who was a Stockholder Nominee at any of the two preceding annual meetings, (iv) any director currently serving on the Board who was a Stockholder Nominee at the third preceding annual meeting and who the Board decides to nominate as a Board nominee at the upcoming annual meeting and (v) any director in office or director candidate who, in each case, will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or understanding between the Corporation and a stockholder or group of stockholders (other than such agreement, arrangement or understanding entered into in connection with an acquisition of stock by such stockholder, or group of stockholders, from the Corporation). Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the maximum number of nominees provided for in this Section 2.11. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the maximum number of nominees provided for in this Section 2.11, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.11 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.11 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements of this Section 2.11 (y) thereafter is nominated by the Board or (z) thereafter is not included in the Corporation’s proxy materials or is not submitted for election as a director, in either case, as a result of the Nominating Stockholder becoming ineligible or withdrawing its nomination, the Stockholder Nominee becoming unwilling or unable to serve on the Board or the Eligible Stockholder or the Stockholder Nominee failing to comply with the provisions of this Section 2.11, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(d)    For purposes of this Section 2.11, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both:

(i)    the full voting and investment rights pertaining to the shares; and

(ii)    the full economic interest in (including the opportunity for profit from and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(x)    sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(y)    borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(z)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:

(A)    reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or

(B)    hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five (5) business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board or any committee thereof, in each case, in its sole discretion. For purposes of this Section 2.11, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Exchange Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 2.11.

(e)    In order to make a nomination pursuant to this Section 2.11, an Eligible Stockholder must have owned the Required Ownership Percentage of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation in accordance with this Section 2.11 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 2.11, the “Required Ownership Percentage” shall be 3% or more, based on the number of shares of common stock outstanding of the Corporation as publicly reported in the Corporation’s most recently filed Form 10-K or Form 10-Q. For purposes of this Section 2.11, the “Minimum Holding Period” is three (3) years. Within the time period specified in this Section 2.11 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary of the Corporation:

(i)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iii)    the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 2.06 of these Bylaws;

(iv)    the consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(v)    a representation that the Eligible Stockholder:

(A)    acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent;

(B)    presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting;

(C)    has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s);

(D)    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Stockholder Nominee(s) or a nominee of the Board;

(E)    agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material;

(F)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(G)    as to any two or more funds whose shares are aggregated to count as one stockholder for the purpose of constituting an Eligible Stockholder, within five (5) business days after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of the second sentence of subsection (a) of this Section 2.11;

(vi)    an undertaking that the Eligible Stockholder agrees to:

(A)    assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;

(B)    indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.11; and

(C)    file with the SEC any solicitation with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and

(vii)    in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(f)    Within the time period specified in this Section 2.11 for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Secretary of the Corporation (which shall be deemed to be part of the Stockholder Notice for purposes of this Section 2.11):

(i)    the information required with respect to persons whom a stockholder proposes to nominate for election or reelection as a director by Section 2.06 of these Bylaws;

(ii)    a written representation and agreement that such person:

(A)     will act as a representative of all of the stockholders of the Corporation while serving as a director;

(B)    is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with such Stockholder Nominee’s fiduciary duties under applicable law;

(C)     is not or will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;

(D)    will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as well as the applicable provisions of these Bylaws and the rules and regulations of the SEC and any stock exchange applicable to the Corporation; and

(E)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

At the request of the Corporation, the Stockholder Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.11 or if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.

(g)    In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.11.

(h)    The Corporation shall not be required to include, pursuant to this Section 2.11, a Stockholder Nominee in its proxy materials for any meeting of stockholders, any such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(i)    if the Secretary of the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder has nominated any person for election to the Board pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.06 of these Bylaws;

(ii)    who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board in its sole discretion;

(iii)    whose election as a member of the Board would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation;

(iv)    who is or has been, within the past three (3) years, (i) an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914 or (ii) a management official of a depository organization as defined for purposes of the Depository Institution Management Interlocks Act and applicable rules and regulations;

(v)    who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vi)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vii)    if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof, in each case, in its sole discretion; or

(viii)    the Eligible Stockholder or applicable Stockholder Nominee breaches or fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, this Section 2.11 and any agreement, representation or undertaking required by this Section 2.11.

(i)    Notwithstanding anything to the contrary set forth herein, the Board or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)    the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 2.11, as determined by the Board or the chairman of the meeting of stockholders, in each case, in its or his sole discretion; or

(ii)    the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 2.11.

(j)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting will be ineligible to be a Stockholder Nominee pursuant to this Section 2.11 for the next two annual meetings. For the avoidance of doubt, this Section 2.11(j) shall not prevent any stockholder from nominating any person to the Board pursuant to and in accordance with Section 2.06 of these Bylaws.

(k)    The Board (or any other person or body authorized by the Board) shall have the exclusive power and authority to interpret the provisions of this Section 2.11 of these Bylaws and make, in good faith, all determinations deemed necessary or advisable in connection with this Section 2.11 to any person, facts or circumstances. All such actions, interpretations and determinations that are done or made by the Board (or any other person or body authorized by the Board) shall be binding on the Corporation, the stockholders and all other parties.

(l)    No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 2.11 per each annual meeting of stockholders.

(m)    This Section 2.11 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01.    General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 3.02.    Number, Election and Terms. Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Board of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Commencing with the 1996 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, the second class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and the third class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each director to hold office until his or her successor is duly elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the 1997 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Section 3.03.    Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights to the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary ~~within 30 days following the close~~as of the ~~applicable~~tenth day preceding the date the Corporation first mails its notice for such meeting to the stockholders of ~~nomination period set forth in Section 2.06 based on whether one or more notices of nomination were timely filed in accordance with said Section 2.06~~the Corporation (provided that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination made pursuant to Section 2.06 or Section 2.11 of these Bylaws and not otherwise as to its validity). If, prior to the time the Company mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election.

Section 3.04.    Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.05.    Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Section 3.06.    Vacancies. Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, and unless the Board ~~of Directors~~ otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board ~~of Directors~~, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board ~~of Directors of the Corporation~~ shall shorten the term of any incumbent director.

Section 3.07.    Place of Meeting, Etc. The Board may hold any of its meetings at such place or places within or without the State of Delaware as the Board may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice or a waiver of notice of any such meeting. Directors may participate in any regular or special meeting of the Board by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting of the Board can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.08.    First Meeting. The Board shall meet as soon as practicable after each annual election of directors and notice of such first meeting shall not be required.

Section 3.09.    Regular Meetings. Regular meetings of the Board may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day not a legal holiday. Except as provided by law, notice of regular meetings need not be given.

Section 3.10.    Special Meetings. Special meetings of the Board may be called by the Chairman of the Board ~~of Directors~~ or the Chief Executive Officer. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, electronic mail or electronic messaging system, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by facsimile transmission, electronic mail, or electronic messaging system, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Such notice may be waived by any director and any meeting shall be a legal meeting without notice having been given if all the directors shall be present thereat or if those not present shall, either before or after the meeting, sign a written waiver of notice of, or a consent to, such meeting or shall after the meeting sign the approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or be made a part of the minutes of the meeting.

Section 3.11.    Quorum and Manner of Acting. Except as otherwise provided in the Certificate of Incorporation or these Bylaws or by law, the presence of a majority of the total number of directors then in office shall be required to constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise provided in the Certificate of Incorporation or these Bylaws or by law, all matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.

Section 3.12.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

Section 3.13.    Compensation. The directors shall receive only such compensation for their services as directors as may be allowed by resolution of the Board. The Board may also provide that the Corporation shall reimburse each such director for any expense incurred by him on account of his attendance at any meetings of the Board or Committees of the Board. Neither the payment of such compensation nor the reimbursement of such expenses shall be construed to preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

Section 3.14.    Executive Committee. There may be an Executive Committee of two or more directors appointed by the Board, who may meet at stated times, or in notice to all by any of their own number, during the intervals between the meetings of the Board; they shall advise and aid the officers of the Corporation in all matters concerning its interest and the management of its business, and generally perform such duties and exercise such powers as may be directed or delegated by the Board from time to time. The Board ~~of Directors~~ may also designate, if it desires, other directors as alternate members who may replace any absent or disqualified member of the Executive Committee at any meeting thereof. To the full extent permitted by law, the Board may delegate to such committee authority to exercise all the powers of the Board while the Board is not in session. Vacancies in the membership of the committee shall be filled by the Board at a regular meeting or at a special meeting for that purpose. In the absence or disqualification of any member of the Executive Committee and any alternate member in his or her place, the member or members of the Executive Committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may, by unanimous vote, appoint another member of the Board ~~of Directors~~ to act at the meeting in the place of the absent or disqualified member. The Executive Committee shall keep written minutes of its meeting and report the same to the Board when required. The provisions of Sections 3.09, 3.10, 3.11 and 3.12 of these Bylaws shall apply, mutatis mutandis, to any Executive Committee of the Board.

Section 3.15.    Other Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more other committees, each such committee to consist of one or more of the directors of the Corporation. The Board ~~of Directors~~ may also designate, if it desires, other directors as alternate members who may replace any absent or disqualified member of any such committee at any meeting thereof. To the full extent permitted by law, any such committee shall have and may exercise such powers and authority as the Board may designate in such resolution. Vacancies in the membership of a committee shall be filled by the Board at a regular meeting or a special meeting for that purpose. Any such committee shall keep written minutes of its meeting and report the same to the Board when required. In the absence or disqualification of any member of any such committee and any alternate member or members of any such committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may, by unanimous vote, appoint another member of the Board ~~of Directors~~ to act at the meeting in the place of the absent or disqualified member. The provisions of Section 3.09, 3.10, 3.11 and 3.12 of these Bylaws shall apply, mutatis mutandis, to any such committee of the Board.

ARTICLE IV

OFFICERS

Section 4.01.    Number. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer. The Board may also elect one or more Assistant Secretaries and Assistant Treasurers. A person may hold more than one office providing the duties thereof can be consistently performed by the same person.

Section 4.02.    Other Officers. The Board may appoint such other officers as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.03.    Election. Each of the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.02 or Section 4.05 of this Article, shall be chosen annually by the Board and shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

Section 4.04.    Salaries. The salaries of all executive officers of the Corporation shall be fixed by the Board or by such committee of the Board as may be designated from time to time by a resolution adopted by a majority of the Board.

Section 4.05.    Removal; Vacancies. Subject to the express provisions of a contract authorized by the Board, any officer may be removed, either with or without cause, at any time by the Board or by any officer upon whom such power of removal may be conferred by the Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 4.06.    Chairman of the Board. The Chairman of the Board shall be an officer of the Corporation, subject to the control of the Board, and shall report directly to the Board. The Chairman of the Board shall play an active role in helping to build and lead the Corporation, working closely with the Chief Executive Officer to set the Corporation’s strategy, and shall be the co-spokesman for the Corporation along with the Chief Executive Officer. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board and shall have such other powers and duties as may be prescribed by the Board or by applicable law.

Section 4.07.    Chief Executive Officer. The Chief Executive Officer shall be an officer of the Corporation and shall have general supervision and direction over the business and affairs of the Corporation, subject to the control of the Board and the provisions of Section 4.06 of this Article IV, and shall report directly to the Board. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect; shall, if present and in the absence of the Chairman of the Board, preside at meetings of the stockholders and of the Board; and in general shall exercise all powers and perform all duties as may from time to time be assigned to the Chief Executive Officer by the Board or as may be prescribed in these Bylaws.

Section 4.08.    The President. The President shall perform such senior duties in connection with the operations of the Corporation as the Chief Executive Officer of the Corporation, or, if the President and the Chief Executive Officer are

the same person, the Board, shall from time to time determine. The President shall report directly to the Chief Executive Officer unless the President and the Chief Executive Officer are the same person, in which case the President shall report directly to the Board. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

Section 4.09.    The Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.10.    The Secretary and Assistant Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose and shall perform like duties for the standing and special committees of the Board when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or Chief Executive Officer, under whose supervision he shall act. He shall have custody of the corporate seal of the Corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and, when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or his refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.11.    The Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board.

He shall disburse the funds of the Corporation as may be ordered by the Board, making proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

If required by the Board, he shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 4.12.    The Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the assistant treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

ARTICLE V

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

Section 5.01.    Checks, Drafts, Etc. All checks, drafts or other orders for payment of money, notes or other evidence of indebtedness payable by the Corporation and all contracts or agreements shall be signed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board. Each such person or persons shall give such bond, if any, as the Board may require.

Section 5.02.    Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. For the purpose of deposit and for the purpose of collection for the account of the Corporation, the Chief Executive Officer or President, any Vice President or the Treasurer (or any other officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation who shall from time to time be determined by the Board) may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

Section 5.03.    General and Special Bank Accounts. The Board may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

ARTICLE VI

SHARES AND THEIR TRANSFER

Section 6.01.    Certificates for Stock. Every owner of stock of the Corporation shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by him. The certificates representing shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman, Vice Chairman, Chief Executive Officer or President or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any of or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. A record shall be kept of the respective names of the persons, firms or corporations owning the stock represented by such certificates, the number and class of shares represented by such certificates, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 6.04.

Section 6.02.    Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6.03, and upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the certificate or certificates shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

Section 6.03.    Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

Section 6.04.    Lost, Stolen, Destroyed, and Mutilated Certificates. In any case of loss, theft, destruction or mutilation of any certificate of stock, another may be issued in its place upon proof of such loss, theft, destruction or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided, however, that a new certificate may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

Section 6.05.    Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action except for consenting to corporate action in writing without a meeting, the Board ~~of Directors~~ may fix a record date, which shall not precede the date the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as herein before described; provided, however, that if no record date is fixed by the Board ~~of Directors~~, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or any other lawful action except for consenting to corporate action in writing without a meeting, the record date shall be the close of business on the day on which the Board ~~of Directors~~ adopts a resolution relating thereto.

For purposes of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board ~~of Directors~~ may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board ~~of Directors~~, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted, as of which shall be determined the stockholders of record entitled to consent to corporate action in writing without a meeting. If no record date has been fixed by the Board ~~of Directors~~ and no prior action by the Board ~~of Directors~~ is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed in Section 2.09 hereof. If no record date has been fixed by the Board ~~of Directors~~ and prior action by the Board ~~of Directors~~ is required by the Delaware General Corporation Law with respect to the proposed action, the record date for determining stockholders entitled to consent to corporate action in writing shall be the close of business on the day in which the Board ~~of Directors~~ adopts the resolutions taking such prior action.

ARTICLE VII

INDEMNIFICATION

Section 7.01.    Indemnification of Officers, Directors, Employees and Agents; Insurance.

(a)        Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee, agent or fiduciary of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee, agent, fiduciary, or in any other capacity, while serving as a director, officer, employee, agent, trustee or fiduciary of another corporation shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitees in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, trustee, agent, fiduciary or in any other capacity, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (d~~c~~) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or is subsequently ratified by the Board ~~of Directors of the Corporation.~~. The Corporation shall not be liable to indemnify the indemnitee with regard to any award in any proceeding if the Corporation was not given a reasonable and timely opportunity, at its expense, to meaningfully participate in the defense of such proceeding.

(b)        Right to Advancement of Expenses. The right to indemnification conferred in paragraph (a) of this Section shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

(c)        To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (c), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the Senior Executive Severance Policy, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(d)        Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Section shall be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation hereunder. If a claim under paragraph (a) or (b) of this Section is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to paragraph (c) has been received by the Corporation, or in the case of a claim for advancement of expenses, in which case the applicable period shall also be thirty (30) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board ~~of Directors~~, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its ~~board of Directors~~Board, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

(e)        Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(f)        Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law, provided that such insurance is available on acceptable terms, which determination shall be made by the Board ~~of Directors~~ or by a committee thereof.

(g)        Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in accordance with the terms authorized from time to time by the ~~board of Directors~~ Board, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(h)        For purposes of this Section, references to “the Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the Corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)        For purposes of this Section, references to “serving at the request of the Corporation” shall include any service as director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

(j)        Notwithstanding anything else in this Article VII, in the event that the express provisions of the Delaware General Corporation Law relating to indemnification of, or advancement of expenses by the Corporation to, persons eligible for indemnification or advancement of expenses under this Article VII are amended to permit broader indemnification or advancement of expenses, then the Corporation will provide such indemnification and advancement of expenses to the maximum extent permitted by the Delaware General Corporation Law.

(k)        If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

(l)        Notwithstanding anything else in this Article VII, at any and all times at which the Corporation is subject to the provisions of the California Corporations Code by virtue of the operation of Section 2115 thereof or otherwise, the indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall be in all respects limited by the provisions of the California Corporations Code made applicable by such Section 2115 (or such other provision of California law).

(m)        If a determination shall have been made pursuant to paragraph (c) of this Bylaw that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (d) of this Bylaw.

(n)        The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (d) of this Bylaw that the procedures and presumptions are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

(o)        For purposes of this Bylaw:

(i)        “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii)        “Independent Counsel” means a law firm, a member of a law firm, or an~~d~~ independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Bylaw.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.    Seal. The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that the Corporation was incorporated in the State of Delaware and the year of incorporation.

Section 8.02.    Waiver of Notices. Whenever notice is required to be given by these Bylaws or the Certificate of Incorporation or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice.

Section 8.03.    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board.

Section 8.04.    Amendments. These Bylaws may be altered, amended or repealed at any meeting of the Board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board, in a notice given not less than two (2) days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation of these Bylaws, the affirmative vote of the holders of at least 80% of the total voting power of all the then outstanding shares of Voting Stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal this Section 8.04 or any provision of Sections 2.06, 2.10, 3.02, 3.05 and 3.06 of these Bylaws.

Section 8.05.    Voting Stock. Any person so authorized by the Board, and in the absence of such authorization, the Chairman of the Board, the Chief Executive Officer or President or any Vice President, shall have full power and authority on behalf of the Corporation to attend and to act and vote at any meeting of the stockholders of any corporation in which the Corporation may hold stock and at any such meeting shall possess and may exercise any and all rights and powers which are incident to the ownership of such stock and which as the owner thereof the Corporation might have possessed and exercised if present. The Board by resolution from time to time may confer like powers upon any other person or persons.

Always put the client first. Chuck Schwab Since day one, weve set out to challenge the status quo, looking for ways to offer our clients more value and a better experience. Were confident our approach can help people take ownership of their financial futures. We believe in the power of investing, which helps turn earners into owners. Investing can be truly transformative when investors actively engage and when they work collaboratively with the right financial provider. We are champions of investors and those who serve them. We look at the world through our clients eyes and keep that perspective at the heart of everything we do. We offer investors a contemporary, full-service approach to build and manage their wealth. We help investors either directly as Schwab clients or through one of the thousands of independent advisors and employers we serve. This is how we help investors, advisors, employers, and employees take ownership of their futures.twitter.com/CharlesSchwab linkedin.com/company/Charles-Schwab The Charles Schwab Corporation facebook.com/CharlesSchwab 211 Main Street / San Francisco, CA 94105 youtube.com/user/CharlesSchwab (415) 6677000 / Schwab.com / AboutSchwab.com Printed on recycled paper. (C)2020 The Charles Schwab Corporation. All rights reserved. LGL13902-21 (03/20) 00240059

CORPORATION	EQ Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(c), 2, 3, 4 and 5,

and “AGAINST” Proposals 6 and 7.

Election of directors:

	FOR	AGAINST	ABSTAIN

1(a) William S. Haraf	☐	☐	☐

1(b) Frank C. Herringer	☐	☐	☐

1(c) Roger O. Walther	☐	☐	☐

Please fold here – Do not separate

2.	Ratification of the selection of Deloitte & Touche LLP as independent auditors	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve named executive officer compensation	☐	For	☐	Against	☐	Abstain

4.	Approve the 2013 Stock Incentive Plan as Amended and Restated	☐	For	☐	Against	☐	Abstain

5.	Approve the Amended and Restated Bylaws to adopt a proxy access bylaw for director nominations by stockholders	☐	For	☐	Against	☐	Abstain

6.	Stockholder Proposal requesting annual disclosure of EEO-1 data	☐	For	☐	Against	☐	Abstain

7.	Stockholder Proposal requesting disclosure of lobbying policy, procedures and oversight; lobbying expenditures; and participation in organizations engaged in lobbying	☐	For	☐	Against	☐	Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(c), 2, 3, 4 AND 5, AND AGAINST PROPOSALS 6 AND 7; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR PETER J. MORGAN III IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

 CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 12, 2020

1:30 p.m. (Pacific Time)

www.schwabevents.com/corporation

The Annual Meeting of Stockholders will be hosted as a virtual event via the internet.

To attend the meeting via the internet, visit www.schwabevents.com/corporation.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 12, 2020:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at www.aboutschwab.com.

CORPORATION

211 Main Street San Francisco, CA 94105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2020.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(c), 2, 3, 4 and 5, and “AGAINST” Proposals 6 and 7.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Peter J. Morgan III with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/schw	1-866-883-3382	Mark, sign and date your proxy

Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
before 11:59 p.m. (CT) on	vote your proxy before 11:59 p.m. (CT)	postage-paid envelope provided.
May 11, 2020.	on May 11, 2020.
Please have your proxy card and	Please have your proxy card and
the last four digits of your Social Security	the last four digits of your Social Security
Number or Tax Identification Number available.	Number or Tax Identification Number
Follow the simple instructions to obtain your	available. Follow the simple instructions
records and create an electronic ballot.	the voice provides you.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.